As filed with the Securities and Exchange Commission on December 27, 2021

File No. _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

Harmony Energy Technologies Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	83-2756695
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

165 Broadway, FL 23 New York, NY 10006
(Address of principal executive offices and Zip Code)

212-602-1188
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, $.0001 par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this registration statement on Form 10 of Harmony Energy Technologies Corporation (hereinafter the “Company,” “Harmony,” “we,” “us” or “our”) discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this registration statement, forward-looking statements are generally identified by the words such as “anticipate,” “plan,” “believe,” “expect,” “estimate” and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader should not place undue reliance on these forward-looking statements, which apply only as of the date of this registration statement. Important factors that may cause actual results to differ from projections include, for example:

●	the success or failure of management’s efforts to implement the Company’s business plan;

●	the ability of the Company to fund its operating expenses;

●	the ability of the Company to compete with other companies that have a similar business plan;

●	the effect of changing economic conditions impacting our plan of operation;

●	the ability of the Company to meet the other risks as may be described in future filings with the SEC.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We believe the information contained in this Form 10 to be accurate as of the date hereof. Changes may occur after that date. We will not update that information except as required by law in the normal course of our public disclosure practices.

Additionally, the following discussion regarding our financial condition and results of operations should be read in conjunction with the financial statements and related notes included in this Form 10.

Item 1. Business

History and Organization

Harmony Energy Technologies Corporation (hereinafter the “Company,” “Harmony,” “we,” “us” or “our”) was incorporated in the State of Delaware, on June 19, 2018. As Shenzhen Smarten Technology Co., Ltd., a Chinese registered entity (“Smarten”), is a wholly-owned subsidiary of the Company and the most significant part of its operations and financial activities, it shall be understood that the “Company” shall mean to include Smarten.

Our website address are www.HETCUSA.com and www.HarmonyEOS.com. The information contained on, or accessible through, all of the foregoing websites is not a part of, and is not incorporated by reference into, this Form 10 Registration Statement.

“U.S. dollars”, “$” or “US$” refers to the legal currency of the United States, and “RMB” or “Renminbi” or “CNY” refers to the legal currency of China.

Business Overview

The Company is a start-up focused on energy storage product and business development. We plan to generate revenues primarily from developing solutions integrating green energy and rechargeable battery technology.

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Smarten is the wholly owned subsidiary of the Company. It is based in Shenzhen, China, the “Technology Capital” of China. The area around Shenzhen has become a major source of consumer electronic products for the world.

On June 18, 2018, the Company was incorporated in the State of Delaware, USA as a wholly owned subsidiary of Golden Share Resources Corporation (“Golden Share”), which is listed on the TSX Venture Exchange (“TSXV”) under the trading symbol “GSH”. Golden Share is a natural resource company with exploration activities in Ontario, Canada. Ontario is known for being a mineral rich and politically stable jurisdiction. Since early 2016, Golden Share started to develop a business unit for energy storage, initially based on vanadium-based technologies and later expanded into lithium ion based technologies.

On January 14, 2019, the Company completed the acquisition of the energy storage business unit of Golden Share by way of a statutory plan of arrangement under the Canada Business Corporations Act under which Golden Share transferred its energy storage business to Harmony in exchange for 3,862,079 common shares (“Harmony Shares”) of Harmony, which were distributed to Golden Share shareholders as “return of capital” on the basis of one Harmony Share for each 10 Golden Share common shares held as of the close of business on January 3, 2019.

On November 6, 2019, the Company signed an Acquisition Agreement with the sole shareholder of Smarten to acquire the 100% ownership of Smarten. Smarten provides multi-year experiences in research and development, production, and sales of the lithium-ion energy storage system. The Company issued 1,800,000 common shares and made a cash payment as Chinese RMB 2,000,000 (approximately $287,282) to acquire the 100% ownership of Smarten.

On January 1, 2020, the Company gained the control of Smarten and Smarten started operating as a wholly owned subsidiary of the Company. Smarten is the department for supervising outsourced manufacturing, assurance of quality control and supply chain management.

The Company is currently developing vanadium-based energy storage technologies, such as the Vanadium Redox Flow Battery (“VRFB”). The Company’s strategy is to focus on the nascent VRFB industry while optimizing the Company’s limited financial and human resources as a small company. As battery manufacturing is a capital-intensive business, the Company has instead established strategic relationships with reputable VRFB manufacturers employing “contract manufacturing” and licensing agreements so that the Company can supply its own VRFB at the lowest possible costs and with less risks.

Our Mission

To make renewable energy sustainable to be able to counter climate change.

Our Vision

Climate change is bringing about rising temperatures, which have significant negative impacts on humans and the environment. Renewable energy is a key solution and transitioning to renewable energy sources including solar and wind can help to counter climate change challenge.

While renewables used to be a more expensive option, new clean energy technologies have contributed to lower costs and renewable energy generation technology accounts for over half of all new power generation capacity brought online worldwide every year since 2011. However, renewables currently provide only a small fraction of the total energy produced, and to counter climate change, this contribution must drastically increase. Renewables – mainly solar and wind power – could supply four-fifths of the world’s electricity by 2050, which would massively cutting carbon emissions and helping to mitigate climate change. At this stage, solar and wind power have yet to be fully integrated with energy storage in order to be sustainable. The product and business development of energy storage is essential to counter climate change.

We believe that electricity has evolved into a human right. However, the outdated grid system in the United States made the electricity supply not reliable enough to meet the basic requirements of people, especially with more extreme weathers due to climate change. An energy storage system will become a necessary for a majority of households.

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The business currently being developed by the Company may provide an enormous potential to make a better life for people, as well as reward the shareholders.

Offices

Our office is located at 165 Broadway, FL 23, New York, NY 10006, and our telephone number is +1(212) 602-1188. We also have a commercial space leased via the Company’s wholly owned subsidiary “Smarten” at Kingkey Times Center, Building 2, Suite 3024, Longgang District, Shenzhen, China 518172.

Board of Directors

The Company’s Board of Directors is comprised of four members: Mr. Christian Guilbaud, Mr. Kenneth Charles (“K.C.”) Grainger, Mr. Rui Zhu and Mr. Nick Zeng as the Chairman.

Personnel

As our Chairman, Mr. Nick Zeng, is responsible for leading the Company’s Board and focusing on strategic matters, as well as overseeing the Company’s business and setting high governance standards. Furthermore, as our Chief Executive Officer, Mr. Zeng is overall accountable for strategy and general daily management of operations. Our Chief Financial Officer, Mr. Demin (Fleming) Huang is responsible for overseeing the financial situation of the Company.

Employees

There are three full-time employees at the Company, all located in Shenzhen China; the executive officers serve as independent contractors.

Plan of Operations

Over the next 12 months, we expect to require $5 million in operating funds.The source of such funds is anticipated to be from capital raised from third parties. If we fail to generate $30 million of funds from capital raised, we may not be able to fully implement or carry out our plan of operations.

We expect to undertake the following activities during the following time periods:

●	First Quarter of 2022:

In this quarter we plan to continue to market the product (Smarten Power Station, “Smarten PS”) and plan an annual manufacturing and sale plan 10,000 items of Smarten PS.

We expect that the total cost for the foregoing activities will be an estimated amount of $2 million.

●	Second Quarter of 2022:

In this quarter we plan to continue to market and implement the annual manufacturing plan for Smarten PS. And planning for a new product or possible two developments.…

We expect that the total cost for the foregoing activities will be an estimated amount of $3 million.

●	Third Quarter of 2022:

In this quarter we plan to continue to market Smarten PS and hopefully finish the developments for the proposed one or possible two new products.

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During the third Quarter the Company, hopefully, will be able to generate positive cash flow.

We expect that the total cost for the foregoing activities will be an estimated amount of $2 million.

●	Fourth Quarter of 2022:

In this quarter we plan to continue to have the new products on the market. Will try to maintain cash flow in positive.

We expect that the total cost for the foregoing activities will be an estimated amount of $2 million.

Material Definitive Agreements

●	January 2019 Acquisition Agreement

On January 14, 2019, the Company completed the acquisition of the Energy Business from Golden Share Resources Corporation (“Golden Share”), a Canadian public Company listed on the TSX Venture Exchange (“TSXV”), per the terms of an Arrangement Agreement. Golden Share intended to transfer the spin-off assets to the Company by way of a plan of arrangement, which was to constitute the basis for an exemption from the registration requirements of the Securities Act of 1933, as amended, of the United States of America, with respect to the distribution of Harmony shares to current Golden Share shareholders upon consummation of the Arrangement Agreement. It is noteworthy that Nick Zeng is also President & CEO of Golden Share and Demin (Fleming) Huang is also CFO of Golden Share.

The Company has not recognized any revenue related this agreement.

●	November 2019 Acquisition Agreement

On November 6, 2019, the Company signed an Acquisition Agreement with the shareholder of Shenzhen Smarten Technology Co., Ltd. (“Smarten”) to acquire the 100% ownership of Smarten. The Company would issue 1,800,000 common shares and make a cash payment as Chinese RMB 2,000,000 (approximately $287,282). The Company has issued 1,800,000 shares and made required cash payment, the acquisition was closed on September 1, 2020. The foregoing description of this agreement does not purport to be complete and is qualified in its entirety by the full text of the agreement, a copy of which is filed as Exhibit 10.4 hereto and is incorporated by reference herein.

During the three months ended September 30, 2021 and 2020, the Company recognized $6,652 and $252 in revenue related to the contract. During the years ended December 31, 2020 and 2019, the Company recognized $48,020 and $0 revenue respectively.

●	September 2016 License Agreement

On September 29, 2016, Golden Share signed a Non-Exclusive Patent License Agreement with Battelle Memorial Institute (“Battelle”) to acquire the right to practice certain inventions and intellectual property rights. Per Letter Amendment 3 dated March 13, 2019, the License Agreement has been amended to substitute Global Share with the Company. Per Letter Agreement 4 dated October 31, 2019, the License Agreement has been amended to account for a royalty of 1.5% of Electrolyte Sales Revenues payable to Battelle, as well as a removal of minimum royalties for each calendar year. Per Letter Agreement 5 dated January 29, 2021, the parties agreed to remove all non-U.S. patents and patent applications from the Agreement, effective September 9, 2020. The Company and Battelle mutually terminated the License Agreement on September 24, 2021.

4

Intellectual Property

The Company holds certain Intellectual Property rights via its wholly owned subsidiary Smarten, as listed below:

Patent	Patent No. / authorization public number	Patentee	Power range
Synchronous signal circuit for parallel energy storage inverter	201811325330.2	Shenzhen Smarten	Exclusive
Pre-charge anti-reverse circuit for energy storage inverter	201811325338.9	Shenzhen Smarten	Exclusive
Lithium battery module series equalizer	201810370410.3	Shenzhen Smarten	Exclusive
Synchronous signal circuit for parallel energy storage inverter	ZL201821836437.9	Shenzhen Smarten	Exclusive
Waterproof structure for display screen of sheet metal chassis products	ZL201821171124.6	Shenzhen Smarten	Exclusive
Lithium battery module series equalizer	ZL201820586138.8	Shenzhen Smarten	Exclusive
Off-grid energy storage system (Smart dog)	ZL201830171493.4	Shenzhen Smarten	Exclusive
Smart energy storage battery module (Smart bee)	ZL201830171499.1	Shenzhen Smarten	Exclusive
Photovoltaic energy storage system device (5kw wall-mounted)	201630654937.0	Shenzhen Smarten	Exclusive
Display Screen	201630468151.X	Shenzhen Smarten	Exclusive
Photovoltaic energy storage system device (3kw)	201630447736.3	Shenzhen Smarten	Exclusive
Photovoltaic energy storage system device (5kw)	201630446381.6	Shenzhen Smarten	Exclusive
Photovoltaic energy storage system device (10kw)	201630447748.6	Shenzhen Smarten	Exclusive
Certificate of quality management system	2070019Q10082R0S	Shenzhen Smarten	Exclusive

While the Company uses reasonable efforts to protect its trade and business secrets, the Company cannot assure that its employees, consultants, contractors or advisors will not, unintentionally or willfully, disclose the Company’s trade secrets to competitors or other third parties.

In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, the Company’s competitors may independently develop equivalent knowledge, methods and know-how. If the Company is unable to defend the Company’s trade secrets from others use, or if the Company’s competitors develop equivalent knowledge, it could have a material adverse effect on the Company’s business. Any infringement of the Company’s proprietary rights could result in significant litigation costs, and any failure to adequately protect the Company’s proprietary rights could result in the Company’s competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue. Existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect the Company’s proprietary rights to the same extent as do the laws of the United States. Therefore, the Company may not be able to protect the Company’s proprietary rights against unauthorized third-party use. Enforcing a claim that a third party illegally obtained and is using the Company’s trade secrets could be expensive and time consuming, and the outcome of such a claim is unpredictable. Litigation may be necessary in the future to protect the Company’s trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could materially adversely affect the Company’s future operating results.

5

Competition

We are a global energy storage company. We intend to leverage our competitive strengths, technology, leadership, and market share position to help transform the way we power our world for a more sustainable future. The market for our products is competitive, and we may face increased competition as new and existing competitors introduce energy storage solutions and components. Furthermore, as we expand our products and their applications in the future, we may face other competitors including software providers and some hardware manufacturers that offer software solutions. If our market share declines due to increased competition, our revenue and ability to generate profits in the future may be adversely affected.

The energy storage industry is fragmented, and we are a very small participant in this sector. Many of our competitors have been in business longer than we have and have established more strategic partnerships and relationships and have greater financial accessibility than we have.

Government Regulation and Compliance

Governments across the globe have announced policies to support the transition from fossil fuels to low-carbon forms of energy. For example, the United States recently rejoined the Paris Agreement, an international climate change agreement among almost 200 nations that calls for countries to set their own greenhouse gas (“GHG”) emissions targets and be transparent about the measures each country will use to achieve these targets and proposed a tax incentive for standalone energy storage projects as part of President Biden’s American Jobs Plan. Internationally, the European Union has proposed legislation targeting achieving net-zero emissions by 2050, Australia announced a targeted two thirds reduction in the emissions intensity of its economy by 2030, and India pledged to achieve a 33 – 35% reduction in emissions intensity by 2030.

Current and future legislation or regulations that may be adopted to address climate change could make lower GHG-emitting energy sources, such as solar and wind, more desirable than higher GHG-emitting energy sources, such as coal and natural gas. As a result, such climate change regulatory and legislative initiatives with more stringent limitations on GHG emissions would potentially increase the demand for energy storage products.

Most aspects of our business are subject to some degree of government regulation in the countries in which our operations are conducted. For some products, and in some areas of the world such as the United States, Canada, Japan and Europe, government regulation is significant and, in general, there appears to be a trend toward more stringent regulation throughout the world, as well as global harmonization of various regulatory requirements. We devote significant time, effort and expense to addressing the extensive government and regulatory requirements applicable to our business. Governmental regulatory actions can result in the recall or seizure of products, suspension or revocation of the authority necessary for the production or sale of a product, and other civil and criminal sanctions. We believe that we are no more or less adversely affected by existing government regulations than are our competitors.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Smaller Reporting Company

The Company is a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. There are certain exemptions available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years. As long as we maintain our status as a “smaller reporting company”, these exemptions will continue to be available to us.

6

Emerging Growth Company

As a public company with less than $1,070,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies, and can avail itself to various exemptions such as an exemption from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14(a) and (b) of the Securities Exchange Act of 1934.

In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our Common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

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Impact of the COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of a strain of novel coronavirus disease, the COVID-19 pandemic, a global pandemic. Governments in affected areas and countries in which we operate have imposed a number of measures designed to contain the outbreak, including business closures, travel restrictions, quarantines, and cancellations of gatherings and events. We have implemented operational and protective measures to ensure the safety, health, and welfare of our employees and stakeholders. This includes implementing work from home policies for all office employees. We have also ensured that all employees and visitors that visit our facilities have access to personal protective equipment, and we strictly enforce social distancing. Many of the sites where our products and services are delivered have been declared critical infrastructure and remained open following the respective safety protocols. However, many of our customers’ project sites have experienced shutdowns and delays related to COVID-19. We will maintain these precautions and procedures until the COVID-19 pandemic is under adequate control. As of June 30, 2021, the COVID-19 pandemic has not had a material impact on our operations or financial condition.

The full impact of the COVID-19 pandemic on our financial condition and results of operations will depend on future developments, such as the ultimate duration and scope of the pandemic, its impact on our employees, customers, and vendors, in addition to how quickly normal economic conditions and operations resume and whether the pandemic impacts other risks disclosed in “Risk Factors” within this prospectus. Even after the pandemic has subsided, we may continue to experience adverse impacts to our business from any economic recession or depression that may occur as a result of the pandemic. Therefore, we cannot reasonably estimate the impact at this time. We continue to actively monitor the pandemic and may decide to take further actions that alter our business operations as may be required by federal, state, or local authorities or that we determine to be in the best interests of our employees, customers, vendors, and shareholders.

Item 1A. Risk Factors

An investment in our securities involves a high degree of risk. In addition to the other information contained in this Registration Statement on Form 10, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this Form 10. In assessing the risks below, you should also refer to the other information contained in this Form 10, including the financial statements and the related notes, before deciding to purchase any of our securities.

Risk Factors Summary

Risk Related to Covid 19

●	Our business and future operations may be adversely affected by epidemics and pandemics, such as the COVID-19 outbreak.

Risks Relating to Our Financial Condition

●	There are doubts about our ability to continue as a going concern.
●	Because we have a limited operating history, you may not be able to accurately evaluate our operations.
●	We are dependent on financing for the continuation of our operations.
●	Our operating results may fluctuate, which could have a negative impact on our ability to grow our customer base, establish sustainable revenues and succeed overall.
●	As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.
●	Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

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Risks Related to our Management and Control Persons

●	We are dependent on the continued services of our Chief Executive Officer and Chairman and if we fail to keep them or fail to attract and retain qualified senior executive and key technical personnel, our business will not be able to expand.
●	Our personnel may voluntarily terminate their relationship with us at any time, and competition for qualified personnel is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly and disruptive.
●	Our largest shareholder, officer and director and a related party, Nick Zeng, has substantial influence over us and our policies and will be able to influence corporate matters.

Risks Relating to our Common Stock

●	We will likely conduct offerings of our equity securities in the future, in which case your proportionate interest may become diluted.
●	Although we do not believe that we are currently a “shell company” as defined in Rule 12b-2 of the Exchange Act, there can be no assurance that others, including the SEC or OTC Markets will agree with our assessment.
●	We have never declared or paid any cash dividends or distributions on our capital stock. And we do not anticipate paying any cash dividends on our common stock in the foreseeable future.
●	We may become involved in securities class action litigation that could divert management’s attention and harm our business.
●	If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business, operations and reputations, which could result in a loss of your investment in our common stock.
●	The sale or availability for sale of substantial amounts of our common stock could adversely affect their market price.
●	Because we do not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of our common stock for return on your investment.
●	If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.
●	Upon becoming a publicly-listed company, our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Risks Relating to Our Company and Industry

●	In the event that we are unable to successfully compete in our industry, we may not be able to achieve profitable operations.
●	The Company has elected to avail itself to the extended transition period for complying with new or revised accounting standards pursuant to Section 102(b)(1) of the JOBS Act, and further the JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our Company.
●	If the market for our products does not experience significant growth or if we do not achieve broad acceptance, we will not be able to sustain or grow our revenues.
●	If we are unable to successfully manage growth, our operations could be adversely affected.
●	We may fail to successfully integrate acquisitions or otherwise be unable to benefit from pursuing acquisitions.

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●	Our commercial success depends significantly on our ability to develop and commercialize our products without infringing the intellectual property rights of third parties.
●	The success of our business depends on our ability to maintain and enhance our reputation and brand.
●	Third parties may claim that we infringe their intellectual property and trademark rights.
●	The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.
●	Our holding company structure may limit the payment of dividends.
●	Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.
●	Fluctuations in exchange rates could adversely affect our business and the value of our securities.
●	Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.
●	The anticipated benefits of the acquisition of Smarten may not be realized in a timely manner or at all.
●	The Chinese government may determine that the variable interest entity structure of Smarten does not comply with Chinese laws on foreign investment in restricted industries.
●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.
●	Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws and sudden and unexpected changes in laws and regulations in China, could adversely affect us and limit the legal protections available to you and us.
●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws.
●	Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.
●	Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.
●	Certain political and economic considerations relating to the PRC could adversely affect our Company.
●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our common stock.
●	Failure to comply with the Administrative Measures on Individual Foreign Exchange relating to the overseas direct investment or the engagement in the issuance or trading of securities overseas by our PRC resident stockholders may subject such stockholders to fines or other liabilities.
●	If we are unable to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.
●	If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and the common stockholders.
●	The PRC government may issue further restrictive measures in the future.
●	Interpretation of PRC laws and regulations involve uncertainty.
●	We are dependent on a limited number of suppliers for our battery cells, and the inability of these suppliers to continue to deliver, or their refusal to deliver, our battery cells at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.
●	Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion phosphate cells, could harm our business.
●	Our success depends on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors and failure to do so may cause us to lose our competitiveness in the battery industry and may cause our profits to decline.
●	We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.
●	Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
●	If our patents expire or are not maintained, our patent applications are not granted or our patent rights are contested, circumvented, invalidated or limited in scope, we may not be able to prevent others from selling, developing or exploiting competing technologies or products, which could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.
●	We are, and may in the future become, subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

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Risk Factors Detailed

Risk Related to Covid 19

Our business and future operations may be adversely affected by epidemics and pandemics, such as the COVID-19 outbreak.

We may face risks related to health epidemics and pandemics or other outbreaks of communicable diseases, which could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of the world as a whole. For example, the outbreak of COVID-19 has been declared by the World Health Organization to be a “pandemic,” has spread across the globe, including the United States of America. A health epidemic or pandemic or other outbreak of communicable diseases, such as the current COVID-19 pandemic, poses the risk that we, or potential business partners may be disrupted or prevented from conducting business activities for certain periods of time, the durations of which are uncertain, and may otherwise experience significant impairments of business activities, including due to, among other things, operational shutdowns or suspensions that may be requested or mandated by national or local governmental authorities or self-imposed by us, our users or other business partners. For example, due to COVID-19, we have scaled back our offices at 165 Broadway, FL 23, New York, NY 10006 to a virtual room. While it is not possible at this time to estimate the full impact that COVID-19 could have on our business, potential users or other potential business partners, the continued spread of COVID-19, the measures taken by the local and federal government, actions taken to protect employees, and the impact of the pandemic on various business activities could adversely affect our results of operations and financial condition.

Risks Relating to Our Financial Condition

There are doubts about our ability to continue as a going concern.

The Company’s sales revenue and gross margin was generated strictly through its wholly owned subsidiary, Smarten. There was some sales activity in 2021 and 2020, but no significant sales activity in 2019 and 2018.

The Company had incurred losses of $1,185,052 for the year ended December 31, 2020 and $563,953 for the nine months ended September 30, 2021. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources, such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations, or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company seeks to overcome the circumstances that impact its ability to remain a going concern through a combination of the growth of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however, the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary, to raise additional funds, and may require that the Company relinquish valuable rights.

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Because we have a limited operating history, you may not be able to accurately evaluate our operations.

We have had limited operations to date. Therefore, we have a limited operating history upon which to evaluate the merits of investing in our Company. Potential investors should be aware of the difficulties normally encountered by new companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to the ability to generate sufficient cash flow to operate our business, and additional costs and expenses that may exceed current estimates. We expect to continue to incur significant losses into the foreseeable future. We recognize that if the effectiveness of our business plan is not forthcoming, we will not be able to continue business operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

We are dependent on financing for the continuation of our operations.

Because we have generated limited revenues and currently operate at a loss, we are completely dependent on the continued availability of financing in order to continue our business operations. There can be no assurance that financing sufficient to enable us to continue our operations will be available to us in the future.

We will need additional funds to complete further development of our business plan to achieve a sustainable level where ongoing operations can be funded out of revenues. We anticipate that we must raise $5 million for our operations for the next 12 months, and $30 million to fully implement our business plan to its fullest potential and achieve our growth plans. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us.

Our failure to obtain future financing or to produce levels of revenue to meet our financial needs could result in our inability to continue as a going concern and, as a result, our investors could lose their entire investment.

Our operating results may fluctuate, which could have a negative impact on our ability to grow our customer base, establish sustainable revenues and succeed overall.

Our results of operations may fluctuate as a result of a number of factors, some of which are beyond our control including but not limited to:

▪	general economic conditions in the geographies and industries where we sell our services and conduct operations; legislative policies where we sell our services and conduct operations;

▪	the budgetary constraints of our users; seasonality;

▪	success of our strategic growth initiatives;

▪	costs associated with the launching or integration of new or acquired businesses; timing of new product introductions by us, and our competitors; product and service mix, availability, utilization and pricing;

▪	the mix, by state and country, of our revenues, personnel and assets; movements in interest rates or tax rates;

▪	changes in, and application of, accounting rules; changes in the regulations applicable to us; and litigation matters.

As a result of these factors, we may not succeed in our business and we could go out of business.

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As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced any profit and may not in the near future, if at all. While we have generated limited revenue, we cannot be certain that we will be able to realize sufficient revenue to achieve profitability. Further, many of our competitors have a significantly larger industry presence and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern is dependent upon raising capital from financing transactions, increasing revenue and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

In the future we may be subject to litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Risks Related to our Management and Control Persons

We are dependent on the continued services of our Chief Executive Officer and Chairman and if we fail to keep them or fail to attract and retain qualified senior executive and key technical personnel, our business will not be able to expand.

We are dependent on the continued availability of Chairman and CEO Nick Zeng, and the availability of new employees to implement our business plans. The market for skilled employees is highly competitive, especially for employees in our industry. Although we expect that our planned compensation programs will be intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to retain the services of all our key employees or a sufficient number to execute our plans, nor can there be any assurance we will be able to continue to attract new employees as required.

Our personnel may voluntarily terminate their relationship with us at any time, and competition for qualified personnel is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly and disruptive.

If we lose the services of key personnel or fail to replace the services of key personnel who depart, we could experience a severe negative effect on our financial results and stock price. The loss of the services of any key personnel, marketing or other personnel or our failure to attract, integrate, motivate and retain additional key employees could have a material adverse effect on our business, operating and financial results and stock price.

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Our largest shareholder, officer and director and a related party, Nick Zeng, has substantial influence over us and our policies and will be able to influence corporate matters.

Nick Zeng is CEO, President and Director. Nick Zeng, whose interests may differ from other stockholders, is also our largest stockholder and has the ability to exercise significant influence over us. Presently, he beneficially owns 24.43% of our common stock. He is able to exercise significant influence over all matters requiring approval by our stockholders, including the election of directors, the approval of significant corporate transactions, and any change of control of our company

Our officers and directors have limited experience managing a public company in the United States.

Our officers and directors have limited experience managing a public company in the United States. Consequently, we may not be able to raise any funds or run our public company successfully. Our executive’s officer’s and director’s lack of experience of managing a public company in the United States could cause you to lose some or all of your investment.

Risks Relating to our Common Stock

We will likely conduct offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

We will likely be required to conduct equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If our common stock shares are issued in return for additional funds, the price per share could be lower than that paid by our current shareholders. We anticipate continuing to rely on equity sales of our common stock shares in order to fund our business operations. If we issue additional common stock shares or securities convertible into shares of our common stock, your percentage interest in us could become diluted.

Although we do not believe that we are currently a “shell company” as defined in Rule 12b-2 of the Exchange Act, there can be no assurance that others, including the SEC or OTC Markets will agree with our assessment.

OTC Markets may note our Company as a “shell risk” and although we do not believe that the Company is a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, at this time, there can be no assurance that others, such as the SEC or OTC Markets, will not disagree with our belief that we are not a shell company. If the Company is deemed to be a “shell company” our common stock would be subject to a risk arising from restrictions on reliance on Rule 144 by shell companies or former shell companies and it would have a negative effect on our common stock and our Company as a whole.

Under a regulation of the SEC known as “Rule 144,” a person who beneficially owns restricted securities of an issuer and who is not an affiliate of that issuer may sell them without registration under the Securities Act provided that certain conditions have been met. One of these conditions is that such person has held the restricted securities for a prescribed period, which will be 6 months for the Common Stock. However, Rule 144 is unavailable for the resale of securities issued by an issuer that is a shell company (other than a business combination related shell company) or, unless certain conditions are met, that has been at any time previously a shell company.

The SEC defines a shell company as a company that has (a) no or nominal operations and (b) either (i) no or nominal assets, (ii) assets consisting solely of cash and cash equivalents; or (iii) assets consisting of any amount of cash and cash equivalents and nominal other assets. While we believe that we are not a shell company, the SEC and others whose approval is required in order for shares to be sold under Rule 144 might take a different view.

Rule 144 is available for the resale of securities of former shell companies if and for as long as the following conditions are met:

(i) the issuer of the securities that was formerly a shell company has ceased to be a shell company,

(ii) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act,

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(iii) the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

(iv) at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company known as “Form 10 Information.”

We have never declared or paid any cash dividends or distributions on our capital stock. And we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early-stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

In the event we become a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business, operations and reputations, which could result in a loss of your investment in our common stock.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in some cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our business should we become a publicly-listed company. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our shares could be rendered worthless.

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The sale or availability for sale of substantial amounts of our common stock could adversely affect their market price.

Should we become a publicly listed company, sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our ability to raise capital through equity offerings in the future. As of the date of this prospectus, we have 18,940,079 shares of common stock issued and outstanding. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our common stock.

Because we do not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of our common stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends., Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our common stock will likely depend entirely upon any future price appreciation of our common stock. There is no guarantee that our common stock will appreciate in value, or even maintain the price at which you purchased the common stock. You may not realize a return on your investment in our common stock and you may even lose your entire investment in our common stock.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade conflicts between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

Upon becoming a publicly-listed company, our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Upon becoming a publicly-listed company, our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares. The SEC has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

●	that a broker or dealer approve a person’s account for transactions in penny stocks, and
●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person, and
●	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

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The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Risks Relating to Our Company and Industry

In the event that we are unable to successfully compete in our industry, we may not be able to achieve profitable operations.

We face substantial competition in our industry. Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources. We will attempt to compete against these competitors by developing products with features that exceed the features offered by competitors. However, we cannot assure you that our products will outperform competing products, or those competitors will not develop new products or services that exceed what we provide. In addition, we may face competition based on price. If our competitors lower the prices on their products, then it may not be possible for us to market our products at prices that are economically viable. Increased competition could result in:

▪	Lower than projected revenues;

▪	Price reductions and lower profit margins;

▪	The inability to develop and maintain our platform with features and usability sought by potential users.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing services that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

The Company has elected to avail itself to the extended transition period for complying with new or revised accounting standards pursuant to Section 102(b)(1) of the JOBS Act, and further the JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our Company.

For so long as we remain an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies.” In particular, as an emerging growth company we:

▪	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

▪	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

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▪	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

▪	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

▪	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

▪	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,070,000,000 in annual revenues, have more than $700 million in market value of our Common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. Therefore, our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.

If the market for our products does not experience significant growth or if we do not achieve broad acceptance, we will not be able to sustain or grow our revenues.

We hope to achieve revenues from selling our products to an expanding customer base. We cannot accurately predict, however, future growth rates or the size of the market for our products. Demand for our products may not occur as anticipated, or may decrease, either generally or in specific geographic markets, during particular time periods. The expansion of our products in the market depends on a number of factors, such as:

▪	the cost, performance and appearance of our products and similar products of our competitors; public perceptions regarding our products and the effectiveness and value of our products; customer satisfaction with our products; and

▪	marketing efforts and publicity regarding the needs for our products and the public demand for our products.

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Even if our products gain wide market acceptance, we may not adequately address market requirements and may not be able to expand market acceptance. If we do not achieve wide market acceptance, we may not be able to achieve our anticipated level of growth, we may not achieve revenues and results of operations would suffer.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and production capacity, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

We may fail to successfully integrate acquisitions or otherwise be unable to benefit from pursuing acquisitions.

We believe there are meaningful opportunities to grow through acquisitions and joint ventures across all service categories and we expect to continue a strategy of selectively identifying and acquiring businesses with complementary products. We may be unable to identify, negotiate, and complete suitable acquisition opportunities on reasonable terms. There can be no assurance that any business acquired by us will be successfully integrated with our operations or prove to be profitable to us. We may incur future liabilities related to acquisitions. Should any of the following problems, or others, occur as a result of our acquisition strategy, the impact could be material:

▪	difficulties integrating personnel from acquired entities and other corporate cultures into our business; difficulties integrating information systems;

▪	the potential loss of key employees of acquired companies;

▪	the assumption of liabilities and exposure to undisclosed or unknown liabilities of acquired companies; or the diversion of management attention from existing operations.

Our commercial success depends significantly on our ability to develop and commercialize our products without infringing the intellectual property rights of third parties.

Our commercial success will depend, in part, on operating our business without infringing the trademarks or proprietary rights of third parties. Third parties that believe we are infringing on their rights could bring actions against us claiming damages and seeking to enjoin the development, marketing and distribution of our products. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, we could be required to pay damages and/or to obtain a license to continue to develop or market our products, in which case we may be required to pay substantial royalties. However, any such license may not be available on terms acceptable to us or at all.

The success of our business depends on our ability to maintain and enhance our reputation and brand.

We believe that our reputation in our industry is of significant importance to the success of our business.A well-recognized brand is critical to increasing our customer base and, in turn, increasing our revenue. Since the industry is highly competitive, our ability to remain competitive depends to a large extent on our ability to maintain and enhance our reputation and brand, which could be difficult and expensive. To maintain and enhance our reputation and brand, we need to successfully manage many aspects of our business, such as cost-effective marketing campaigns to increase brand recognition and awareness in a highly competitive market. We cannot assure you, however, that these activities will be successful and achieve the brand promotion goals we expect. If we fail to maintain and enhance our reputation and brand, or if we incur excessive expenses in our efforts to do so, our business, financial conditions and results of operations could be adversely affected.

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Third parties may claim that we infringe their intellectual property and trademark rights.

Competitors in our markets may claim that we infringe their proprietary rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages.

The elimination of monetary liability against our directors, officers and employees under our Articles of Incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain provisions that eliminate the liability of our directors for monetary damages to our Company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and shareholders.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiary. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after-tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Some of our revenues may be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

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Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated.Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar.Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations.To date, we have not entered into any hedging transactions.While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all.In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

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We believe that our stockholders, who are PRC residents as defined in Circular 75, have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The anticipated benefits of the acquisition of Smarten may not be realized in a timely manner or at all.

In November 2019, the Company acquired 100% ownership of Smarten, with the expectation that the acquisition will enhance the Company’s capabilities in the development of energy storage products. Achieving those anticipated benefits is subject to a number of uncertainties. As of June 30, 2021, the Company had operating losses and a deficit in working capital of $550,700, due to insufficient revenues from sales. The operation of the Smarten business could involve further unanticipated costs, including impairments of intangible assets and goodwill, and divert management’s attention away from day-to-day business concerns. We cannot assure you that we will be able to achieve the anticipated benefits of the acquisition of the Smarten business.

The Chinese government may determine that the variable interest entity structure of future Chinese subsidiaries does not comply with Chinese laws on foreign investment in restricted industries.

The Company may also acquire a variable interest entity (“VIE”) and subsidiaries of the VIE in China effectively controlled by the Company or Smarten. Chinese laws and regulations restrict and impose conditions on foreign investment in certain industries in China. Accordingly, a VIE structure has been adopted by many China-based companies, including Smarten, to obtain necessary licenses and permits in such industries that are currently subject to foreign investment restrictions in China. Smarten operates these businesses in China through its consolidated affiliated entities. Smarten has entered into a series of contractual arrangements with its consolidated affiliated entities and the nominee shareholders of its consolidated affiliated entities. We cannot assure you that these contractual arrangements do not pose some risk to the Company or Smarten.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies.

The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

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While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws and sudden and unexpected changes in laws and regulations in China, could adversely affect us and limit the legal protections available to you and us.

Our operations in China are governed by PRC laws and regulations. Our wholly foreign-owned PRC operating subsidiary Smarten is subject to laws and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China.

Since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company, such as our company, to obtain or maintain permits or licenses required to conduct business in China. In the absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. In addition, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other PRC government authorities (including local government authorities), thus making strict compliance with all regulatory requirements impractical, or in some circumstances impossible. From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

The PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property and procedural rights could adversely affect our business and impede our ability to continue our operations.

Furthermore, if China adopts more stringent standards with respect to environmental protection or corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. Intellectual property rights and confidentiality protections in China may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you. Moreover, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

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You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws.

We are a company incorporated under the laws of the United States and we conduct substantially all of our operations in China, via our wholly owned subsidiary Smarten. In addition, our officers and directors reside within China and are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of IMF completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and the RMB appreciated approximately 7% against the U.S. dollar during this one-year period. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Significant revaluation of the Renminbi may have a material and adverse effect on our operations. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares of common stock or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited, and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

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Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiary in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiary to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In light of the flood of capital outflows of China, the PRC government may from time to time impose more restrictive foreign exchange policies and step up scrutiny of major outbound capital movement. More restrictions and substantial vetting process may be required by SAFE or other government authorities to regulate cross-border transactions falling under the capital account. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our Common Stock.

Certain political and economic considerations relating to the PRC could adversely affect our Company.

While the PRC’s government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC’s economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC’s government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC’s government are unprecedented or experimental and are expected to be refined and improved. The refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our common stock.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or respective local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our common stock.

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Failure to comply with the Administrative Measures on Individual Foreign Exchange relating to the overseas direct investment or the engagement in the issuance or trading of securities overseas by our PRC resident stockholders may subject such stockholders to fines or other liabilities.

Other than Notice 37, our ability to conduct foreign exchange activities in the PRC may be subject to the interpretation and enforcement of the Implementation Regulations of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Administrative Measures on Individual Foreign Exchange”). Under the Administrative Measures on Individual Foreign Exchange, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions. PRC individuals who fail to make such registrations may be subject to warnings, fines or other liabilities.

We may not be fully informed of the identities of all our beneficial owners who are PRC residents. For example, because the investment in or trading of our shares will happen in an overseas public or secondary market where shares are often held with brokers in brokerage accounts, it is unlikely that we will know the identity of all of our beneficial owners who are PRC residents. Furthermore, we have no control over any of our future beneficial owners and we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the Administrative Measures on Individual Foreign Exchange.

It is uncertain how the Administrative Measures on Individual Foreign Exchange will be interpreted or enforced and whether such interpretation or enforcement will affect our ability to conduct foreign exchange transactions. Because of this uncertainty, we cannot be sure whether the failure by any of our PRC resident stockholders to make the required registration will subject our PRC subsidiaries to fines or legal sanctions on their operations, delay or restriction on repatriation of proceeds of securities offering into the PRC, restriction on remittance of dividends or other punitive actions that would have a material adverse effect on our business, results of operations and financial condition.

If we are unable to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type that would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment. We have not obtained fire, casualty and theft insurance, and there is no insurance coverage for our raw materials, goods and merchandise, furniture or buildings in China. Any losses incurred by us will have to be borne by us without any assistance, and we may not have sufficient capital to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other causes, and such damage or loss may have a material adverse effect on our financial condition, business and prospects.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders and the common stockholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation, or SAT, issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

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We believe our Company, excluding our PRC subsidiaries, is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders (including the common stockholders) may be subject to PRC tax on gains realized on the sale or other disposition of the common stock, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the common stock holders) and any gain realized on the transfer of the common stock or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our common stock.

The PRC government may issue further restrictive measures in the future.

We cannot assure you that the PRC’s government will not issue further restrictive measures in the future. The PRC government’s restrictive regulations and measures could increase our operating costs in adapting to these regulations and measures, limit our access to capital resources or even restrict our business operations, which could further adversely affect our business and prospects.

Interpretation of PRC laws and regulations involve uncertainty.

Our business is conducted within China and is governed by the PRC’s laws and regulations. The PRC’s legal system is based on written statutes, and prior court decisions can only be used as a reference. Since 1979, the PRC’s government has promulgated laws and regulations in relation to economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, with a view to developing a comprehensive system of commercial law, including laws relating to property ownership and development. However, due to the fact that these laws and regulations have not been fully developed, and because of the limited volume of published cases and the non-binding nature of prior court decisions, interpretation of PRC’s laws and regulations involves a degree of uncertainty. Some of these laws may be changed without immediate publication or may be amended with retroactive effect. Depending on the government agency or how an application or case is presented to such agency, we may receive less favorable interpretations of laws and regulations than our competitors, particularly if a competitor has long been established in the locality of, and has developed a relationship with such agency. In addition, any litigation in China may be protracted and result in substantial costs and a diversion of resources and management attention. All of these uncertainties may cause difficulties in the enforcement of our land use rights, entitlements under our permits and other statutory and contractual rights and interests.

We are dependent on a limited number of suppliers for our battery cells, and the inability of these suppliers to continue to deliver, or their refusal to deliver, our battery cells at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.

We do not manufacture the battery cells used in our finished rechargeable battery products. Our battery cells, which are an integral part of our battery products and systems, are sourced from a limited number of manufacturers located in China. While we obtain components for our products and systems from multiple sources whenever possible, we have spent a great deal of time in developing and testing our battery cells that we receive from our suppliers. We refer to the battery cell suppliers as our “limited source suppliers.” To date, we have no qualified alternative sources for our battery cells although we research and assess cells from other suppliers on an ongoing basis. We generally do not maintain long-term agreements with our limited source suppliers. While we believe that we will be able to establish additional supplier relationships for our battery cells, we may be unable to do so in the short term or at all at prices, quality or costs that are favorable to us.

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Changes in business conditions, wars, regulatory requirements, economic conditions and cycles, governmental changes and other factors beyond our control could also affect our suppliers’ ability to deliver components to us on a timely basis or cause us to terminate our relationship with them and require us to find replacements, which we may have difficulty doing. Furthermore, if we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. In the past, we have replaced certain suppliers because of their failure to provide components that met our quality control standards. The loss of any limited source supplier or the disruption in the supply of components from these suppliers could lead to delays in the deliveries of our battery products and systems to our customers, which could hurt our relationships with our customers and also materially adversely affect our business, prospects and operating results.

Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion phosphate cells, could harm our business.

We may experience increases in the costs, or a sustained interruption in the supply or shortage, of raw materials. Any such cost increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-iron phosphate cells.

These risks include:

●	the inability or unwillingness of battery manufacturers to supply the number of lithium-iron phosphate cells required to support our sales as demand for such rechargeable battery cells increases;

●	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

●	an increase in the cost of raw materials, such as iron and phosphate, used in lithium-iron phosphate cells.

Our success depends on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors and failure to do so may cause us to lose our competitiveness in the battery industry and may cause our profits to decline.

Our success will depend on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors. There is no assurance that we will be able to successfully develop new products and capabilities that adequately respond to these forces. In addition, changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. If we are unable to offer products and capabilities that satisfy customer demand, respond adequately to changes in industry trends or legislative changes and maintain our competitive position in our markets, our financial condition and results of operations would be materially and adversely affected.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position. We rely on a combination of patent, trade secret (including those in our know-how), and other intellectual property laws, as well as employee and third-party nondisclosure agreements, intellectual property licenses, and other contractual rights to establish and protect our rights in our technology and intellectual property. Our patent or trademark applications may not be granted, any patents or trademark registrations that may be issued to us may not sufficiently protect our intellectual property and any of our issued patents, trademark registrations or other intellectual property rights may be challenged by third parties. Any of these scenarios may result in limitations in the scope of our intellectual property or restrictions on our use of our intellectual property or may adversely affect the conduct of our business. Despite our efforts to protect our intellectual property rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

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Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or that we are the first party to file such a patent application. If another party has filed a patent application for the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition, results of operations, and cash flows.

If our patents expire or are not maintained, our patent applications are not granted or our patent rights are contested, circumvented, invalidated or limited in scope, we may not be able to prevent others from selling, developing or exploiting competing technologies or products, which could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

We cannot assure you that our pending applications will issue as patents. Even if our patent applications issue into patents, these patents may be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with adequate protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. Many of these existing patents and patent applications might have priority over our patent applications and could subject our patents to invalidation or our patent applications to rejection. Finally, in addition to patents and patent applications that were filed before our patents and patent applications, any of our existing or future patents may also be challenged by others on the basis that they are invalid or unenforceable.

We are, and may in the future become, subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

Some of our directors were previously employed in the Electric and Energy industries, working for companies with similar or related technology, products or services. We are, and may in the future become, subject to claims that we or these directors have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, we may be forced to pay monetary damages or be enjoined from using certain technology, products, services or knowledge. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources. See “—We are, and may in the future become, subject to patent, trademark and/or other intellectual property infringement claims, which may be time-consuming, cause us to incur significant liability and increase our costs of doing business.”

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Item 2. Financial Information

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this Form 10. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this Form 10.

History and Organization

Harmony Energy Technologies Corporation (hereinafter the “Company,” “Harmony,” “we,” “us” or “our”) was incorporated in the state of Delaware, on June 19, 2018.

Business Overview

The Company is a start-up focused on energy storage product and business development. We plan to generate revenues primarily from developing solutions integrating green energy and rechargeable battery technology.

Smarten is the wholly owned subsidiary of the Company. It is based in Shenzhen, China, the “Technology Capital” of China. The area around Shenzhen has become a major source of consumer electronic products for the world.

On June 18, 2018, the Company was incorporated in the State of Delaware, USA as a wholly owned subsidiary of Golden Share Resources Corporation (“Golden Share”), which is listed on the TSX Venture Exchange (“TSXV”) under the trading symbol “GSH”. Golden Share is a natural resource company with exploration activities in Ontario, Canada. Ontario is known for being a mineral rich and politically stable jurisdiction. Since early 2016, Golden Share started to develop a business unit for energy storage, initially based on vanadium-based technologies and later expanded into lithium ion based technologies.

On January 14, 2019, the Company completed the acquisition of the energy storage business unit of Golden Share by way of a statutory plan of arrangement under the Canada Business Corporations Act under which Golden Share transferred its energy storage business to Harmony in exchange for 3,862,079 common shares (“Harmony Shares”) of Harmony, which were distributed to Golden Share shareholders as “return of capital” on the basis of one Harmony Share for each 10 Golden Share common shares held as of the close of business on January 3, 2019.

On November 6, 2019, the Company signed an Acquisition Agreement with the sole shareholder of Smarten to acquire the 100% ownership of Smarten. Smarten provides multi-year experiences in research and development, production, and sales of the lithium-ion energy storage system. The Company issued 1,800,000 common shares and made a cash payment as Chinese RMB 2,000,000 (approximately $287,282) to acquire the 100% ownership of Smarten.

On January 1, 2020, the Company gained the control of Smarten and Smarten started operating as a wholly owned subsidiary of the Company. Smarten is the department for supervising outsourced manufacturing, assurance of quality control and supply chain management.

The Company is currently developing vanadium-based energy storage technologies, such as the Vanadium Redox Flow Battery (“VRFB”). The Company’s strategy is to focus on the nascent VRFB industry while optimizing the Company’s limited financial and human resources as a small company. As battery manufacturing is a capital-intensive business, the Company has instead established strategic relationships with reputable VRFB manufacturers employing “contract manufacturing” and licensing agreements so that the Company can supply its own VRFB at the lowest possible costs and with less risks.

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Loans

Loan Agreements

During the year ended December 31, 2020, the Company entered into seven unsecured loans (“Loan Agreements”) and received total loan proceeds of $561,291 (CNY ¥3,664,500) (included the loan from related parties). The Company accrued interest expense of $49,482, and the Company recorded foreign exchange loss of $14,116 at the same time. During the comparable period in 2019, the company incurred financial expense of $120 and exchange gain and loss of $5. The foregoing description of the Loan Agreements does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreements, copies of which are filed as Exhibits 10.11, 10.12, 10.13, 10.14, 10.15, 10.16 and 10.17 hereto and is incorporated by reference herein.

Loan Payables

In January 2020, Smarten entered into an unsecured loan agreement with a term of six-months in the amount of $45,951 (CNY ¥300,000), which bears interest at 20% annually. The loan agreement was renewed in July 2020, January 2021 and July 2021. The Company paid interest expense of $6,258 (CNY ¥40,500) for this loan during the nine-month period ended September 30, 2021, whereas the Company paid interest expense of $5,575 (CNY ¥39,000) during the comparable period in 2020.

In January 2020, Smarten entered into an unsecured loan agreement with a term of six-months in the amount of $45,951 (CNY ¥300,000) and renew the loan in July 2020, the loan bears interest at 20% annually. The Company accrued interest expense of $9,228 for this loan during the year ended December 31, 2020 (2019 – Nil).

In May 2020, Smarten entered into an unsecured loan agreement with a term of six-months in the amount of $30,634 (CNY ¥200,000) and the loan bears interest at 20% annually. The Company accrued interest expense of $1,812 for this loan (2019 – Nil).

In August 2020, Smarten entered into an unsecured loan agreement with a term of six-months in the amount of $15,317 (CNY ¥100,000) and the loan bears interest at 20% annually. The Company accrued interest expense $1,524 for this loan (2019 – Nil).

In July 2020, Smarten entered into an unsecured loan agreement with a previous employee with a term of six-months in the amount of $56,673 (CNY ¥370,000). The loan bears 18% interest annually and is due on December 31, 2020. The Company accrued interest expense of $5,100 for this loan, the Company paid the interest in the amount of $4,250.

In July 2020, Smarten entered into an unsecured loan agreement with the CEO with a term of six-months in the amount of $55,830 (CNY ¥364,500). The loan bears 18% interest annually and is due on December 31, 2020. The Company accrued interest expense of $4,752 for this loan during the year ended December 31, 2020.

In September 2020, the Company entered into to an unsecured loan agreement with the original shareholder of Smarten for the unpaid cash consideration of $287,280 (Chinese Yuan ¥2,000,000).

Plan of Operations

Over the next 12 months we expect to require $5 million in operating funds.The source of such funds is anticipated to be from capital raised from third parties. If we fail to generate $30 million of funds from capital raised, we may not be able to fully implement or carry out our plan of operations.

We expect to undertake the following activities during the following time periods:

●	First Quarter of 2022:

In this quarter we plan to continue to market the product (Smarten Power Station, “Smarten PS”) and plan an annual manufacturing and sale plan 10,000 items of Smarten PS.

We expect that the total cost for the foregoing activities will be an estimated amount of $2 million.

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●	Second Quarter of 2022:

In this quarter we plan to continue to market and implement the annual manufacturing plan for Smarten PS. And planning for a new product or possible two developments.…

We expect that the total cost for the foregoing activities will be an estimated amount of $3 million.

●	Third Quarter of 2022:

In this quarter we plan to continue to market Smarten PS and hopefully finish the developments for the proposed one or possible two new products.

During the third Quarter the Company, hopefully, will be able to generate positive cash flow.

We expect that the total cost for the foregoing activities will be an estimated amount of $2 million.

●	Fourth Quarter of 2022:

In this quarter we plan to continue to have the new products on the market. Will try to maintain cash flow in positive.

We expect that the total cost for the foregoing activities will be an estimated amount of $2 million.

Achievement of the foregoing plan of operations will depend highly on our funds and the availability of those funds. There can be no assurance that we will be able to successfully complete our plan of operations, as planned, or at all.

Results of Operations for the Year Ended December 31, 2020 and 2019

Revenues

We earned revenues of $48,020 for the year ended December 31, 2020, as compared with $0 for the year ended December 31, 2019. We hope to increase our revenues for 2021 and 2022, but we will need financing to maximize our earning potential.

Operating Expenses

Operating expenses increased to $1,214,245 for the year ended December 31, 2020 from $176,155 for the year ended December 31, 2019. The main reason for the sharp increase in operating expenses was due to more spent on acquisition costs and product research & development.

We anticipate our operating expenses will increase as we undertake our plan of operations while the expense will be offset by the revenue from product sales. The increase will be attributable to administrative and operating costs associated with our business activities and the professional fees associated with our reporting obligations.

Net Loss

We incurred a net loss of $1,185,052 for the year ended December 31, 2020, compared to a net loss of $159,049 for the year ended December 31, 2019.

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Results of Operations for the Three & Nine Months Ended September 30, 2021

Revenues

We earned revenues of $6,652 for the quarter ended September 30, 2021, as compared with $252 for the quarter ended September 30, 2020. We earned revenues of $6,652 for the nine months ended September 30, 2021, as compared with $47,384 for the nine months ended September 30, 2020. We hope to increase our revenues in the future, but we will need financing to maximize our earning potential.

Operating Expenses

We had operating expenses of $349,038 for the quarter ended September 30, 2021 and $142,357 for the same quarter ended September 30, 2020. Operating expenses decreased to $206,681 for the nine months ended September 30, 2021 from $932,005 for the nine months ended September 30, 2020.

The main reason for the decrease in operating expenses was primarily due to less spent on acquisition costs and product research & development.

We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to administrative and operating costs associated with our business activities and the professional fees associated with our reporting obligations.

Net Loss

We incurred a net loss of $331,548 for the quarter ended September 30, 2021, compared to a net loss of $163,883 for the quarter ended September 30, 2020. We incurred a net loss of $563,953 for the nine months ended September 30, 2021, compared to a net loss of $937,049 for the nine months ended September 30, 2020.

Liquidity and Capital Resources

As of September 30, 2021, we had total assets of $366,428 and total liabilities of $734,487. We had a deficit in working capital of $369,658 as of September 30, 2021.

Net cash used in operating activities was $194,259 for the nine months ended September 30, 2021, as compared with $186,346 out cash for the same period ended 2020. Our net losses were the main contributing factor to our negative operating cash flows.

Financing activities provided $319,702 in cash for the nine months ended September 30, 2021, as compared with $108,438 in cash provided for the same period ended 2020. In 2021, our positive financing cash flow is attributable to proceeds from the sale of common stock. In 2020, the positive financing cash flow was mainly from a debt financing from an arm-length creditor.

Credit Risk

Credit risk is the risk that another party to a financial instrument will cause a financial loss for the Company by failing to discharge an obligation. The Company’s maximum exposure to credit risk is limited to the carrying amount of financial assets at the reporting date, as summarized below:

	2020	2019
Cash	$63,990	$6,219
VAT recoverable	$44,260	-
Loan to related parties	$43,528	$197,106
	$151,778	$203,325

The credit risk regarding cash is considered to be negligible because the counterparty is a reputable bank with an investment grade external credit rating. Management believes that the credit risk related to the loan to Golden Share was low, given that Golden Share has common officers with the Company, and Golden Share had made the full payment of the loan and interest by February 2021.

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Going Concern

The Company’s financial statements have been prepared on the basis of the going concern assumption, meaning the Company will be able to realize its assets and discharge its liabilities in the normal course of operations. However, the Company has not yet determined when its energy business can generate positive income or positive cash flows.

We have not attained profitable operations and are dependent upon obtaining financing to pursue our business activities. For these reasons, we have included in our audited and unaudited financial statements that there is substantial doubt that we will be able to continue as a going concern without further financing.

The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs for the next fiscal year and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.

The Company has operating losses currently. To date, the Company has been financed primarily through private placement and unsecured loans. As of September 30, 2021, the Company had a cash position of $231,543 and the Company has a deficit working capital of $369,658. The Company believes it will not have sufficient liquidity to fund its operations and capital needs for the next 12 months and consequently intends to raise capital to generate cash in sufficient amounts to meet its planned business objectives. If the Company is unable to obtain adequate capital, it could be forced to cease operations. As of December 31, 2020, the Company has an accumulated deficit of $1,344,101 (2019 – $159,049, 2018 – 0) and working capital deficit of $634,033 (2019 – working capital surplus of $94,951, 2018 – 0).

Future Financings

Because of our limited operating history, it is difficult to predict our capital needs on a monthly, quarterly or annual basis. We will have no capital available to us if we are unable to raise money or find alternate forms of financing, which we do not have in place at this time other than the unsecured loans, as discussed in detail above. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired. There can be no assurance that such additional financing will be available to us on acceptable terms or at all. Our plan specifies a minimum amount of $5 million in additional operating capital to operate for the next twelve months. If we are unable to raise $25 million, our business will be in jeopardy and we could be formed to suspend our operations or go out of business. Our long-term growth plan calls for a raise of $30 million to fund our growth plans. If we are unable to raise this money, our growth plans will be frustrated. There can be no assurance that our attempts to raise funds will be successful. You may lose your entire investment.

Critical Accounting Policies.

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies are disclosed in our audited financial statements and our unaudited financial statements included in this Form 10 filed with the Securities and Exchange Commission.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

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Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Item 3. Properties

We do not own any real property. We have a right to use a commercial space at 165 Broadway, FL 23, New York, NY 10006, and through our wholly-owned subsidiary, Smarten, also leased a commercial space at Kingkey Times Center, Building 2, Suite 3024, Longgang District, Shenzhen, China, 518172.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of September 30, 2021 for (i) all executive officers and directors as a group and (ii) each person, or group of affiliated persons, known by us to be the beneficial owner of more than five percent (5%) of our capital stock. The percentage of beneficial ownership in the table below is based on 18,940,079 shares of common stock deemed to be outstanding as of September 30, 2021.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Beneficial Ownership(2)
Directors and Officers:
Nick Zeng	4,627,237	24.43%
Demin (Fleming) Huang	1,045,147	5.52%
Christian Guilbaud	1,226,333	6.47%
Kenneth Charles Grainger	41,000	0.22%
Rui Zhu	1,4800,000	7.81%
Dongqing Liu	1,678,000	8.86%
Juntao Zheng	1,140,000	6.02%
Wei Zhang	1,030,000	5.44%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	Based upon 18,940,079 common shares issued and outstanding.

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Item 5. Directors and Executive Officers.

The following information sets forth the names, ages, and positions of our current directors and executive officers.

Name	Age	Positions and Offices Held
Nick Zeng	49	Chairman, Director, President and Chief Executive Officer (principal executive officer)

Demin (Fleming) Huang	~~44~~	Chief Financial Officer (principal financial/accounting officer)

Christian Guilbaud	48	Director

Kenneth Charles (KC) Grainger	75	Director

Rui Zhu	51	Director, General Manager of Smarten

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Nick Zeng – Chairman, Director, President and Chief Executive Officer

Nick Zeng has almost 30 years of experience as an entrepreneur with business founded and operated successfully in China, Canada and the United States. Mr. Zeng has served as a director of the Company since June 2018, as well as a director of Golden Share since May 2015. Aside from that provided herein, Mr. Zeng does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Demin (Fleming) Huang – Chief Financial Officer

Mr. Fleming Huang is a Chartered Professional Accountant, Certified Management Accountant with over 20 years of administration and corporate finance working experience in different industries, including mining exploration. Currently, Mr. Huang is the Chief Financial Officer of the Company. Prior to his current role, Mr. Huang held various management and accounting roles with multiple companies, including Golden Share Resources Corp., Keystone Associates Inc., and Fuzhou CWC Water Company Ltd. (China), etc.Over the last 20 years, he has been involved in a variety of transactions in mining and utility industries including financing, acquisitions, joint venture, mergers and divestiture. Aside from that provided herein, Mr. Huang does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Christian Guilbaud – Director

Mr. Christian Guilbaud holds a Bachelor in Business Administration and a Diploma in Economy. He has over 20 years’ experience in financial administration and his past experience includes positions in financial services and mutual funds management. Mr. Guilbaud has served as a director with Golden Share from May 2010 through December 2018, as well as Stelmine Canada Mining Exploration from July 2016 through May 2021. Aside from that provided herein, Mr. Guilbaud does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Kenneth Charles (KC) Grainger – Director

Mr. Grainger has a Bachelor of Science degree in Business Administration from the University of Bridgeport (Ct.) and an MBA in Finance from Pace University (NYC).

From 1970 until December 1974, he was a lending officer at the Bank of America International, New York.From January 1975 until December 1975, he was a student at Universite Laval in Quebec City. From 1977 until 2013, Mr. Grainger was employed by New York Stock Exchange and NASD member firms as an analyst and broker for clients in Canada and the United States. During that time he was also a floor trader on the Montreal Stock Exchange.

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His specialty is the analysis of small capitalization and mid-cap North American and Canadian corporations; writing and editing research reports and producing technical reports on individual companies and markets. He has written over one thousand research and analytical reports which were written and published. He was also interviewed on CNN, Bloomberg TV, and other television networks and has been quoted in the New York Times and other publications.

Mr. Grainger is currently an analyst for Montrealanalyst.com and Canadianmineanalysis.com and continues to work as an independent professional trader and analyst.

Aside from that provided above, Mr. Grainger does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Rui Zhu – Director

Mr. Zhu acquired his master’s degree from Central China University of Science and Technology. Mr. Zhu has 30 years of experience in the electricity industry and green energy. Mr. Zhu has gained extensive experience and knowledge about major players in the emerging green energy industry. Mr. Zhu is now the General Manager of Shenzhen Smarten Technology Co., Ltd., the wholly-owned subsidiary of Harmony.Prior to the current position, Mr. Zhu has held numerous senior positions mainly in Electric and Energy industries, which include General Manager of Thermal Management BU of Shenzhen Silver Basis Technology Co., Ltd., Sale Director at Aavid Thermal Management, Regional Sales Manager at Tyco Electronics Energy, Senior Channel Manager at AREVA T&D China, Sales Manager at Siemens PTD Shenzhen Branch, General Manager at Shenzhen Able Co., Ltd., Business Development Manager at Alstom T&D Department, etc. Aside from that provided above, Mr. Zhu does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Term of Office

Our Directors are appointed to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board, subject to their respective employment agreements.

Significant Employees

There are three full-time employees at the Company, all located in Shenzhen China; the Executive officers serve as independent contractors.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our current directors, nominees for directors or current executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K.

Audit Committee

Pursuant to Section 4.2 of the Bylaws, the Board may, by resolution passed by a majority of the entire Board, designate one or more committees. Pursuant to an undated Directors’ Resolution, Nick Zeng, Kenneth Charles Grainger and Christian Guilbaud have each been appointed as members of the Audit Committee of the Company. However, the board of directors approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the board of directors reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

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For the fiscal years ending December 31, 2020, 2019 and 2018, the board of directors:

1.	Reviewed and discussed the audited financial statements with management, and
2.	Reviewed and discussed the written disclosures and the letter from our independent auditors on the matters relating to the auditor’s independence.

Based upon the board of directors’ review and discussion of the matters above, the board of directors authorized inclusion of the audited financial statements for the year ended December 31, 2019 and 2018 and the unaudited financial statements for the period ended June 30, 2021, to be included in this Registration Statement on Form 10 filed with the Securities and Exchange Commission.

Item 6. Executive Compensation

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive officers paid by us during the years ended December 31, 2020, 2019 and 2018.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Nick Zeng, Chief Executive Officer	2020			100,000				72,000	172,000
and	2019			-				72,000	72,000
President	2018	-	-	-	-	-	-	-	-

Demin (Fleming)	2020			20,000				48,000	68,000
Huang	2019			-				36,000	36,000
CFO	2018	-	-	-	-	-	-	-	-

Christian	2020
Guilbaud,	2019
Director	2018	-	-	-	-	-	-	-	-

Kenneth Charles (KC)	2020			-				-	-
Grainger,	2019			-				-	-
Director	2018	-	-	-	-	-	-	-	-

Demin (Fleming)	2020			10,000					10,000
Rui Zhu,	2019			-					-
Director	2018	-	-	-	-	-	-	-	-

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Narrative Disclosure to Summary Compensation Table

Outstanding Equity Awards at Fiscal Year-End

Other than as discussed above, no executive officer received any equity awards, or holds exercisable or unexercisable options, as of the years ended December 31, 2020, 2019 and 2018.

Long-Term Incentive Plans

There are no arrangements or plans in which the Company would provide pension, retirement or similar benefits for our director or executive officer.

Compensation Committee

The Company currently does not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as Directors. The Board of Directors has the authority to fix the compensation of Directors. No amounts have been paid to, or accrued to, Directors in such capacity, other than those paid to Mr. Zeng under his consulting agreement and Mr. Rui Zhu for his work as General Manager of Smarten.

Director Independence

The Board of Directors is currently composed of four members, which are Christian Guilbaud, Kenneth Charles Grainger, Mr. Nick Zeng and Mr. Rui Zhu. Mr. Zeng and Mr. Zhu do not qualify as independent in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us.

Security Holders Recommendations to Board of Directors

The Company welcomes comments and questions from the shareholders. However, while the Company appreciates all comments from shareholders, it may not be able to individually respond to all communications.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Other than described below or the transactions described under the heading “Executive Compensation,” there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Loans from related parties

In July 2020, Smarten entered into a loan agreement with the CEO for a loan of $55,830 (CNY ¥364,500). The loan bears 18% interest annually.

Director Independence

The Board of Directors is currently composed of four members. Mr. Zeng and Mr. Zhu do not qualify as independent in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the Director is not, and has not been for at least three years, one of the Company’s employees and that neither the Director, nor any of his family members has engaged in various types of business dealings with us.

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Committees

We do not have a standing nominating and compensation committee. Rather, our Board of Directors performs the functions of these committees. We do not believe it is necessary for our Board of Directors to appoint such committees because the volume of matters that come before our Board of Directors for consideration permits the directors to give sufficient time and attention to such matters to be involved in all decision making.

The Company Audit Committee is comprised of Mr. Christian Guilbaud, Kenneth Charles Grainger and Mr. Nick Zeng, Mr. Christian Guilbaud and Kenneth Charles Grainger are independent director.

Code of Ethics

We have adopted a Code of Ethics which applies to our executive officers, directors and employees, a copy of our code of ethics is filed as Exhibit 14.1 to this Form 10.

Item 8. Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Holders

As of September 30, 2021 we had 18,940,079 shares of our common stock outstanding, and there were approximately 24 stockholders of record of our common stock. There were no holders of the Company’s preferred stock.

Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share. As of September 30, 2021, there were 18,940,079 shares of our common stock issued and outstanding.

Options and Warrants

As of September 30, 2021, there were 4,681,880 warrants outstanding.

Debt Securities

None.

Transfer Agent

The Company’s transfer agent is Computershare Trust Company, N.A. located at 250 Royall Street, Canton, MA 02021 with a phone number at 1 (781) 575-2000.

40

Dividends

The Company has not declared any cash dividends since inception and does not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends is within the discretion of the Board of Directors and will depend on the Company’s earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit the Company’s ability to pay cash, or other, dividends on its Common Stock other than those generally imposed by applicable state law.

Equity Compensation Plans

We have a Company Stock Option Plan, but have not yet granted any stock options.

Item 10. Recent Sales of Unregistered Securities

The following information represents securities sold by the Company since the January 1, 2020, which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities.

On June 18, 2018, we issued 1 share of common stock to Golden Share at registration.

On January 14, 2019, we issued 3,862,078 shares of common stock in connection with the acquisition of the Energy Business from Golden Share.

On January 14, 2019, we issued 100,000 units (each unit is comprised of 1 share of common stock and 1 warrants) to Shaojin Zeng in exchange for $100,000.

On November 22, 2019, we issued 1,800,000 shares to various groups in connection with the Smarten acquisition.

On December 28, 2020, we issued 1,440,000 shares of common stock to Nick Zeng per a debt settlement arrangement and 1,000,000 shares of common stock to Nick Zeng as stock-based compensation.

On December 28, 2020, we issued 840,000 shares of common stock to Demin (Fleming) Huang per a debt settlement arrangement and 200,000 shares of common stock to Demin (Fleming) Huang as stock-based compensation.

On December 28, 2020, we issued 1,000,000 units (each unit is comprised of 1 share of common stock and 1 warrants) to in exchange for cash proceeds of $100,000.

On February 5, 2021, we issued 60,000 shares of common stock to Nick Zeng and 40,000 shares to Demin (Fleming) Huang per a debt settlement arrangement.

On February 5, 2021, we issued 200,000 units (each unit is comprised of 1 share of common stock and 1 warrants) in exchange for cash proceeds of $20,000.

On April 30, 2021, we issued 180,000 shares of common stock to Nick Zeng per a debt settlement arrangement.

On April 30, 2021, we issued 30,000 shares of common stock as stock-based compensation to Mr. Rui Zhu.

On May 12, 2021, we issued 1,546,120 shares of common stock to Dongqing Liu per a debt settlement arrangement.

41

On July 8, 2021, we issued 1,000,000 units (each unit is comprised of 1 share of common stock and 1 warrants) in exchange for cash proceeds of $100,000.

On July 8, 2021, we issued 120,000 shares of common stock to Nick Zeng per a debt settlement arrangement.

On July 8, 2021, we issued 120,000 shares of common stock to Mr. Rui Zhu, 80,000 shares to Mr. Christian Guilbaud and 10,000 to a consultant as stock-based compensation.

On August 25, 2021, we issued 60,000 shares of common stock to Nick Zeng per a debt settlement arrangement.

On August 25, 2021, we issued 40,000 shares of common stock to Mr. Rui Zhu and 30,000 to a consultant as stock-based compensation.

On September 27, 2021, we issued 2,381,880 units (each unit is comprised of 1 share of common stock and 1 warrants) in exchange for cash proceeds of $238,188,

On September 27, 2021, we issued 120,000 shares of common stock to Nick Zeng per debt settlement and 80,000 shares of common stock to Mr. Rui Zhu as stock-based compensation.

On September 27, 2021, we issued 1,000,000 shares of common stock to Nick Zeng and 1,000,000 shares of common stock to Mr. Rui Zhu as retainer bonus.

The sales and issuances of the securities described below were made pursuant to the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Regulation D under the Securities Act. Each purchaser represented that such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends. Each purchaser was given adequate access to sufficient information about us to make an informed investment decision.

Item 11. Description of Registrant’s Securities to be Registered

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share. As of September 30, 2021, there were 18,940,079 shares of our common stock issued and outstanding.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

42

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Share Purchase Warrants

There are 4,681,880 outstanding warrants to purchase our securities.

Options

We have not issued any stock options to purchase our securities.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Certain Anti-Takeover Provisions

Delaware Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Delaware corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Delaware company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Delaware and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Delaware; and does business in the State of Delaware directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Debt Securities

None.

Other Securities to be Registered

None.

Transfer Agent

The Company’s transfer agent is Computershare Trust Company, N.A. located at 250 Royall Street, Canton, MA 02021 with a phone number at 1 (781) 575-2000.

Item 12. Indemnification of Directors and Officers

Under our bylaws, every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Delaware from time to time against all expenses, liability, and loss (including attorneys’ fees judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors, officers, or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

43

Without limiting the application of the foregoing, our board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Delaware, and may cause us to purchase and maintain insurance on behalf of any person who is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we would have the power to indemnify such person. The indemnification provided shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was our director or officer or any of our affiliated enterprises.

Item 13. Financial Statements and Supplementary Data

The Company’s audited financial statements for the fiscal years ended December 31, 2019 and December 31, 2020 are included here on pages F-20 through F-39, and were audited by Kreston GTA LLP. The Company’s financial statements for the six months ended June 30, 2021 are included hereto as F-1 through F-19.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

44

Item 15. Financial Statements and Exhibits

(a) Financial Statements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Financial Statements:

F-1	Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020;
F-2	Consolidated Statements of Operations for three and nine months ended September 30, 2021 and 2020;
F-3	Consolidated Statement of Stockholders’ Equity as of September 30, 2021;
F-4	Consolidated Statements of Cash Flows for nine months ended September 30, 2021 and 2020; and
F-5	Notes to Consolidated Financial Statements.

Audited Financial Statements:

F-20	Report of Independent Registered Public Accounting Firm;
F-21	Consolidated Balance Sheets as of December 31, 2020 and 2019;
F-22	Consolidated Statements of Operations for the years ended December 31, 2020 and 2019;
F-23	Consolidated Statement of Stockholders’ Equity as of December 31, 2020 and 2019;
F-24	Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019; and
F-25	Notes to Consolidated Financial Statements.

45

HARMONY ENERGY TECHNOLOGIES CORPORATION

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2021

	Note	September 30, 2021	December 31, 2020
ASSETS
Current Assets:
Cash		231,543	63,990
VAT recoverable		44,329	44,260
Prepaid expenses and other assets		75,736	55,317
Inventory		13,221	-
Right-of-use assets	9	-	38,660
Loan to related party	7	-	43,528
Total Current Assets		364,830	245,755

Non-Current Assets:
Equipment	8	1,598	20,126
Total Assets		366,428	265,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities		119,817	88,771
Deferred revenue		-	2,443
Lease liabilities	9	-	39,385
Loan payable	10	542,920	362,805
Loan from related parties	12	71,751	386,384
Total Liabilities		734,487	879,788

Stockholders’ Equity:
Share capital	5	1,894	1,084
Additional paid in capital	5	1,569,906	760,916
To be issued share		-	-
Accumulated deficit		(1,905,944)	(1,344,101)
Accumulated other comprehensive loss		(33,916)	(31,806)
Total Stockholders’ Equity		(368,060)	(613,907)

Total Liabilities and Stockholders’ Equity		366,428	265,881

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

Approved on behalf of the Board
“Christian Guilbaud”, Director	“Kenneth Charles Grainger”, Director

F-1

HARMONY ENERGY TECHNOLOGIES CORPORATION

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the three-month and nine-month periods ended September 30, 2021 and 2020

				(in US Dollars)
		Three-month periods ended		Nine-month periods ended
	Note	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Revenue		6,652.44	251.52	6,652.44	47,384.03
Cost of goods sold		-	(192.48)	(5,408.10)	(36,260.09)
Gross Profit		6,652	59.04	1,244.34	11,123.94

Operating Expenses
Energy license related expenditures		(210)	(3,711.50)	(209.70)	(4,434.76)
Research and development		(10,634)	(42,794.87)	(28,275.97)	(108,028.45)
Professional and management fees		(35,000)	(44,115.74)	(117,661.35)	(139,757.77)
Office and general	11	(46,604)	(36,482.38)	(96,736.76)	(76,317.32)
Stock based compensation	5	(234,000)	-	(239,000.00)	-
Depreciation	8	(1,421)	(4,928.79)	(9,746.87)	(14,539.30)
Financial expenses		(27,822)	(10,383.19)	(88,727.83)	(19,086.50)
Acquisition costs	6	-	-	-	(580,964.88)
Total Operating Expenses		(355,691)	(142,416.47)	(580,358)	(943,128.98)

Operating Income (Loss)		(349,039)	(142,357.43)	(579,114)	(932,005.04)

Other Income (Expenses)
Interest income	7	-	5,092.40	512.26	16,938.02
Gain on disposal	8	16,759	-	16,759.09	-
Foreign exchange loss		-	(10,605.07)	-	(5,480.18)
Loss, Net of Income Tax		(332,280)	(147,870.10)	(561,842.79)	(920,547.20)

Foreign currency translation differences of foreign operations		731	(16,013)	(2,110)	(16,502)
Net Loss and Other Comprehensive Loss		(331,548)	(163,883)	(563,953)	(937,049)

Basic net income per share		(0.02)	(0.03)	(0.05)	(0.16)
Weighted average number of common shares outstanding		13,556,538	5,762,079	12,529,919	5,762,079

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

F-2

HARMONY ENERGY TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

As of September 30, 2021

						(in US Dollars)
	Note	Number of Common Share	Par Value	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance - January 1, 2020		5,762,079	576	253,424	(159,049)	-	94,951
Shares issued for private placement		-	-	-	-	-	-
Shares issued for debt settlement		-	-	-	-	-	-
Shares issued to Officers and Consultants as compensation		-	-	-	-	-	-
Net loss		-	-	-	(920,547)	-	(920,547)
Foreign currency translation differences of foreign operations		-	-	-	-	(16,502)	(16,502)
Balance - September 30, 2020		5,762,079	576	253,424	(1,079,596)	(16,502)	(842,098)

Balance - January 1, 2021		10,842,079	1,084	760,916	(1,344,101)	(31,806)	(613,907)
Shares issued for private placement		3,581,880	358	357,830	-	-	358,188
Shares to be issue for private placement		-	-	-	-	-	-
Shares issued for debt settlement		2,126,120	213	212,399	-	-	212,612
Shares issued to Officers and Consultants as compensation		2,390,000	239	238,761	-	-	239,000
Net loss		-	-	-	(561,843)	-	(561,843)
Foreign currency translation differences of foreign operations		-	-	-	-	(2,110)	(2,110)
Balance - September 30, 2021		18,940,079	1,894	1,569,906	(1,905,944)	(33,916)	(368,060)

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

F-3

HARMONY ENERGY TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three-month and nine-month periods ended September 30, 2021 and 2020

				(in US Dollars)
		Three-month periods ended		Nine-month periods ended
	Note	September 30, 0021	September 30, 2020	September 30, 2021	September 30, 2020
OPERATING ACTIVITIES
Net loss		(332,280)	(147,870)	(561,843)	(920,547)
Non-cash items:
Interest income	7	-	(5,092)	(497)	(16,847)
Stock based compensation	5	234,000	-	239,000	-
Gain on disposal		(16,759)	-	(16,759)	-
Depreciation	8	1,623	4,928	9,747	14,539
Interest expense		26,570	10,247	79,735	18,652
Rent expense		13,869	10,833	37,761	32,157
Acquisition Cost	6	-	-	-	580,965
Loss on foreign exchange gain and loss		732	8,749	(2,110)	5,480
Exchange differences on translation from functional to presentation currency		-	(16,013)	-	(11,910)
Change in non-cash working capital items		-	-
Prepaid expenses and other assets		(4,658)	(3,552)	(37,279)	27,046
Accounts payable and accrued liabilities		(12,002)	55,715	60,429	88,222
Deferred revenue		(7,533)	91	(2,443)	(4,104)
Cash Flow From Operating Activities		(96,438)	(81,962)	(194,259)	(186,346)

INVESTING ACTIVITIES
Purchase of new equipments		(1,631)	-	(1,631)	(971)
Repayment received from other party	7	-	51,896	44,025	73,128
Proceeds from acquisition of Smarten, net of cash	6	-	-	-	1,503
Cash Flow From Investing Activities		(1,631)	51,896	42,394	73,660

FINANCING ACTIVITIES
Proceeds from private placement	5	238,188	-	358,188	-
Proceeds received from third party loans	10	-	41,538	-	140,617
Lease payment	9	(12,840)	(11,823)	(38,486)	(32,179)
Cash Flow From Financing Activities		225,348	29,715	319,702	108,438

Effect of foreign exchange rate fluctuation on cash		(284)	89	(284)	470
Net change in cash during the period		127,279	(262)	167,837	(3,778)

Cash, beginning of period		104,548	2,704	63,990	6,219
Cash, end of period		231,543	2,441	231,543	2,441

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

F-4

NOTE 1. NATURE OF OPERATION

On June 19, 2018, Harmony Energy Technologies Corporation (“Harmony” or “Company”) was registered under the General Corporation Law of the State of Delaware, USA. Harmony’s registered office is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, USA19808. The Company’s common shares have not listed or quoted on any market at this moment.

The Company is a start-up focused on energy storage product and business development. The Company plans to generate revenues primarily from developing solutions integrating green energy and rechargeable battery technology.

On January 1, 2020, the Company gained the control of Smarten and Smarten started operating as a wholly owned subsidiary of the Company. Smarten is the department for supervising outsourced manufacturing, assurance of quality control and supply chain management.

The Company is currently developing vanadium-based energy storage technologies, such as the Vanadium Redox Flow Battery (“VRFB”). The Company’s strategy is to focus on the nascent VRFB industry while optimizing the Company’s limited financial and human resources as a small company. As battery manufacturing is a capital-intensive business, the Company has instead established strategic relationships with reputable VRFB manufacturers employing “contract manufacturing” and licensing agreements so that the Company can supply its own VRFB at the lowest possible costs and with less risks.

NOTE 2. GOING CONCERN ASSUMPTION

These financial statements have been prepared on the basis of the going concern assumption which contemplates that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company has not yet determined when its energy business can generate income or cash flows. As of September 30, 2021, the Company has an accumulated deficit of $1,905,944 (deficit of $1,344,101 on December 31, 2020) and working capital deficit of $369,658 (deficit of $634,033 on December 31, 2020) which will not be sufficient to support the Company’s needs for cash during this and the coming year. In addition, the COVID-19 pandemic has had a significant negative impact on the Company’s unaudited interim condensed consolidated financial statements as of September 30, 2021, and management expects the pandemic to continue to have a negative impact in the foreseeable future, the extent of which is uncertain and largely subject to whether the severity of the pandemic worsens, or duration lengthens. In the event that the COVID-19 pandemic and the economic disruptions it has caused continue for an extended period of time the Company cannot assure that it will remain in compliance with the financial covenants in its credit facilities. The Company will require additional funding to be able to develop the business and to meet ongoing requirements for general operations. These factors indicate that material uncertainties exist which may cast significant doubt regarding the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional fund to further develop the energy business and continued support of suppliers and creditors. Even if the Company has been successful in the past in doing so, there is no assurance that it will manage to obtain additional financing in the future.

The carrying amounts of assets, liabilities and expenses presented in the financial statements and the classification used in the statement of financial position have not been adjusted as would be required if the going concern assumption was not appropriate. Those adjustments could be material.

NOTE 3. SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

These unaudited interim condensed consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The financial statements have been approved and authorized for issue by the Board of Directors on November 25, 2021.

F-5

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Shenzhen Smarten Technology Co., Ltd (“Smarten”). Smarten is a company registered in China. All significant intercompany accounts and transactions have been eliminated on consolidation.

Business combinations

We account for the acquisition of Smarten as a business combination under the acquisition method of accounting, which that the acquired assets and the liabilities assumed be recorded at their acquisition date at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Acquisition-related costs are expensed as incurred in the consolidated financial statements. Significant judgments are used in determining the estimated fair values assigned to the assets acquired and liabilities assumed and in determining estimates of useful lives of long-lived assets acquired. Estimates of the fair values of assets acquired and liabilities assumed are based upon assumptions believed to be reasonable, and when appropriate, include assistance from independent third-party appraisal firms. While we use our best estimates and assumptions to value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Overpayments are best addressed through subsequent impairment testing of goodwill. However, when there is evidence to suggest that the business combination transaction is not an exchange of equal values, such overpayments should be expensed at acquisition date.

Functional and presentation currency

The financial statements are presented in United States dollars, which is also the functional currency of the Company. The functional currency of Smarten is Chinese Yuan (“CNY”).

Foreign currency transactions and balances

In respect of transactions denominated in currencies other than the Company and its subsidiaries’ functional currencies, the monetary assets and liabilities are remeasured at the period end rates. Revenue and expenses are re-measured at rates of exchange prevailing on the transaction dates. All of the exchange gains or losses resulting from these transactions are recognized in the consolidated statements of operations.

When the Company translates the financial statements of subsidiaries from their functional currency to presentation currency, assets and liabilities are translated into United States dollars at the exchange rate in effect at the balance sheet date. Share capital, contributed surplus, other comprehensive (loss) income, and accumulated deficits are translated into United States dollars at historical exchange rates. Revenues and expenses are translated into United States dollars at the average exchange rate for the year. Foreign exchange gains and losses on translation are included in other comprehensive (loss) income.

Right-of-use assets & lease liabilities

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date according to ASC 842 Leases. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the initial amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received.

Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the right-of-use assets are depreciated on a straight-line basis over the shorter of the estimated useful life and the lease term. Right-of-use assets are subject to impairment.

F-6

At the commencement date of the lease, the Company recognizes a lease liability measured at the present value of lease payments to be made over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

Cash

Cash consists of cash on hand and deposits in banks with no restrictions.

Inventories

Inventories are stated at the lower of the cost or net realizable value and include raw materials, work in progress and finished goods. Cost is determined as follows: Raw Materials and Work in Progress (“WIP”) – Cost is determined on a standard cost basis utilizing the weighted average cost of historical purchases, which approximates actual cost. The cost of WIP and finished goods includes the cost of raw materials and the applicable share of the cost of labor and fixed and variable production overheads.

The Company regularly evaluates the value of inventory based on a combination of factors including the following: historical usage rates, product end of life dates, technological obsolescence and product introductions. The Company includes demonstration units within inventories. Proceeds from the sale of demonstration units are recorded as revenue.

Equipment

Equipment is measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Depreciation commences when the asset is available for use and is charged to the consolidated statements of net loss on a straight-line basis over the useful life of the asset as outlined below:

Equipment 3 years

Furniture and fixtures 5 years

When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in the consolidated statements of operations.

Revenue recognition

The Company adopted Accounting Standards Codification (“ASC”) 606 “Revenue from contract with customers” (“ASC 606”) on June 19,2018 (the incorporation date) using the modified retrospective method for all contracts not completed as of the date of adoption.

The Company generates revenue from the sales of its products. According to ASC 606, revenue is recognized based on the following five steps: (1) identification of the contract(s) with the customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; and (4) allocation of the transaction price to the separate performance obligations in the contract; and (5) recognition of revenue when (or as) the entity satisfies a performance obligation.

Cost of goods sold

For product sales, the costs of goods sold are recognized upon shipment to the customer or distributor.

F-7

Impairment of long-lived assets

The Company accounts for the impairment of long-lived assets in accordance with FASB, Accounting Standards Codification (“ASC”) 360-10, “Accounting for the Impairment of Long-Lived Assets”. This standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable. For assets that are to be held and used, impairment is assessed when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying values. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of the carrying value and estimated net realizable value. During the years ended December 31, 2020 and 2019, there was no impairment of long-lived assets.

Fair value measurement

Financial assets and financial liabilities are initially recognized at fair value when the Company becomes a party to the contractual provision of the financial instrument. Subsequently, all financial instruments are measured at amortized cost using the effective interest method.

The financial instruments of the Company consist of cash, accounts receivable, loan receivable, accounts payable and accrued liabilities, loan payable, and lease liability. The fair value of the financial instruments approximates their carrying values due to their short-term nature.

The Company measures the fair value of its financial assets and liabilities using the fair value hierarchy. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses. The update is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The new standard is effective for fiscal years beginning after December 15, 2019 (i.e., a January 1, 2020 effective date), with early adoption permitted for fiscal years beginning after December 15, 2018. The Company adopted the standard on January 1, 2019.

Income taxes

Income tax expense is the total of the current year’s income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

F-8

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Equity

Share capital represents the par value of shares issued and the residual amount received upon the share issuance less the share issue expenses net of any tax benefits on the earnings underlying these share issue expenses are recorded as additional paid in capital.

Stock-based compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation – Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statements of operations.

The fair value of stock options (“options”) on the grant date is estimated using the Black-Scholes option-pricing model using the single-option approach. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions, including the option’s expected term and the price volatility of the underlying stock, to determine the fair value of the award. The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards. The Company has made a policy choice to account for forfeitures when they occur.

Stock options granted to non-employees are based on the fair value on the grant date and re-measured at the end of each reporting period based on the fair value until the earlier of the options being fully vested and completion of the performance obligations. These are subject to a service vesting condition and are recognized on a straight-line method over the requisite service period. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures are based on historical pre-vesting forfeitures.

Loss per share

The Company computes loss per share in accordance with ASC Topic 260, “Earnings Per Share” (“ASC 260”) and related guidance, which requires two calculations of loss attributable to the Company’s shareholders per share to be disclosed: basic and diluted. Diluted loss per share is the same as basic loss per share for the years in which the Company had a net loss because the inclusion of outstanding common stock equivalents would be anti-dilutive.

Recently issued accounting standards not yet adopted

In April 2020, Financial Accounting Standards Board (the “FASB”) issued a Staff Question-and-Answer Document (Q&A): ASC Topic 842 and ASC Topic 840: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic, that focuses on the application of the lease guidance for lease concessions related solely to the effects of COVID-19. The FASB issued the guidelines to reduce the burden and complexity for companies to account for such lease concessions (e.g., rent abatements or other economic incentives) under current lease accounting rules due to COVID-19 by providing certain practical expedients that can be used. This guidance can be applied immediately. The Company anticipates that the adoption of the guidance will not have a material impact on the Company’s consolidated financial statements.

F-9

In March 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-04 - Facilitation of the Effects of Reference Rate Reform on Financial Reporting (ASC Topic 848). This authoritative guidance provides optional relief for companies preparing for the discontinuation of interest rates such as LIBOR, which is expected to be phased out at the end of calendar 2021, and applies to lease contracts, hedging instruments, held-to-maturity debt securities and debt arrangements that have LIBOR as the benchmark rate. This guidance can be applied for a limited time, as of the beginning of the interim period that includes March 12, 2020 or any date thereafter, through December 31, 2022. The guidance may no longer be applied after December 31, 2022. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR, or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC Topic 848. The Company is currently assessing the impact of applying this guidance as well as when to adopt this guidance.

In February 2020, the FASB issued authoritative guidance (ASU 2020-02 – Financial Instruments – Credit Losses (Topic 326) and Leases (Topic 842)) that amends and clarifies Topic 326 and Topic 842. For Topic 326, the codification was updated to include the SEC staff interpretations associated with registrants engaged in lending activities. ASC Topic 326 is effective for annual periods beginning after January 1, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of applying this guidance on its financial instruments, such as accounts receivable.

NOTE 4. ESTIMATES, JUDGMENTS AND ASSUMPTIONS

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions made in the accompanying consolidated financial statements include, but are not limited to, the implicit interest rate used to record lease liabilities, allowance for doubtful accounts, inventory valuation, the valuation and measurement of deferred tax assets and liabilities, useful lives of property and equipment, valuation of acquired assets and assumed liabilities, recognition of intangible assets and goodwill for the business combination. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates.

Judgments

The following are significant judgments in applying the accounting policies of the Company that have the most significant effect on the financial statements.

Energy Storage Business spin off from Golden Share

ASC805 defines a business as ‘an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs or other economic benefits directly to investors or other owners, members or participants (outputs).’A business therefore consists of inputs and substantive processes that together significantly contribute to the ability to create outputs. Management assessed the transaction as asset acquisition due to the spun off energy storage business withoutprocesses and outputs.

Acquisition of Smarten

The Corporation accounted as business combinations by using acquisition method when the control was transferred to the Corporation. The Company measured the identifiable assets and liabilities assumed at their fair value at the acquisition date. Acquisition related costs are recognized in profit or loss as incurred.

The management assessed that the acquisition of Smarten is a business acquisition. The Company obtained the control of Smarten on January 1, 2020 and deemed Smarten as the wholly owned subsidiary of the Company since then.

F-10

Going concern

The evaluation of the Company’s ability to continue as a going concern, to raise additional financing in order to cover its operating expenses and its obligations for the incoming year requires significant judgment based on past experience and other assumptions including the probability that future events are considered reasonable according to circumstances. Please refer to Note 2 for further information.

Estimates

Information about estimates and assumptions that have the most significant effect on recognition and measurement of assets, liabilities, income and expenses is provided below:

Expected Credit Loss on the accounts receivable and the loan receivable

Accounts receivable and loan receivable was assessed for the expected credit loss at each reporting date. Expected credit loss represents management’s best estimate and assumptions based on actual credit loss experience and informed credit assessment, and also takes into consideration forward-looking information.

Fair value of the shares issued for acquisition of Smarten

The Company’s shares are not quoted in an active market, therefore the fair value of the Company’s issued shares to Smarten is based on valuation methods and techniques generally recognized as standard within the industry in which observable data have been used to the extent practicable. Changes in assumptions about these factors could affect the reported fair value of the shares issued for acquisition of Smarten.

Business acquisition of Smarten

In a business combination, the Corporation may acquire assets and assume certain liabilities of an acquired entity. Estimates are made as to the fair value of property and equipment, intangible assets, and goodwill, among other items. In certain circumstances, such as the valuation of property and equipment, intangible assets and goodwill acquired, the Corporation may rely on independent third-party valuators. The determination of these fair values involves a variety of assumptions, include revenue growth rates, expected operating income, discount rates, and earnings multiples.

Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. If changes were made to management’s assessment regarding the Company’s ability to use future tax deductions, the Company would adjust future income tax provisions or recoveries.

NOTE 5. SHARE CAPITAL

Share capital

The share capital of the Company consists only of fully paid common shares. The Company has been authorized to issue up to 50,000,000 (fifty million) shares of Common Stock with a par value of $0.0001 per share.

F-11

Transactions on share capital

	Number of Shares	Unit Price	Fair Value
Outstanding as of January 1, 2020	5,762,079		254,000
Shares issued for private placement (i)	1,000,000	$0.10	100,000
Shares issued for debt settlement (ii)	2,280,000	$0.10	228,000
Shares issued to Officers and Consultants as compensation (iii)	1,800,000	$0.10	180,000
Outstanding as of December 31, 2020	10,842,079		$762,000
Shares issued for private placement (iv)(v)(vi)	3,581,880	$0.10	358,188
Shares issued for debt settlement (vii)	2,126,120	$0.10	212,612
Shares issued to Officers and Consultants as compensation (viii)	2,390,000	$0.10	239,000
Outstanding as of September 30, 2021	18,940,079		$1,571,800

(i)	On December 28, 2020, the Company completed a private placement for total proceeds of $100,000 and issued 1,000,000 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 36 months from the issuance date.

(ii)	On December 28, 2020, the Company settled accounts payable with key management personnel for an aggregate amount of $228,000 by issuing 2,280,000 common shares.

(iii)	On December 28, 2020, the Company issued 1,800,000 common shares to compensate certain independent consultants, directors and officers at a price of $0.10 per share.

Name	Shares
Nick Zeng	1,000,000
Nan Du	300,000
Demin Huang	200,000
Wanzhu Liao	100,000
Rui Zhu	100,000
Xiaoru Chen	50,000
Chu Gang	50,000
Total	1,800,000

(iv)	On February 5, 2021, the Company completed a private placement with total proceeds of $20,000 and issued 200,000 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 36 months from the issuance date.

(v)	On July 8, 2021, the Company completed a private placement with total proceeds of $100,000 and issued 1,000,000 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 36 months from the issuance date.

(vi)	On September 27, 2021, the Company completed a private placement for total proceed of $238,188 and issued 2,381,880 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 24 months from the issuance date.

F-12

(vii)	During the nine-month period ended September 30, 2021, the Company settled accounts payable with key management personnel for an aggregate amount of $58,000 by issuing 580,000 common shares at a price of $0.10 per share. And the Company settled loan payable of $154,612 (CNY1,000,000) by issuing 1,546,120 common shares at a price of $0.10 per share, which the loan was owed by Smarten.

(viii)	During the nine-month period ended September 30, 2021, the Company issued 390,000 common shares to compensate certain directors and consultants at a price of $0.10 per share. At the same time, the Company issued 2,000,000 common shares at a price of $0.10 to 2 key team members as a retainer bonus.

Warrants

The following table shows the change in warrants and outstanding warrants.

	Number of Warrants	Exercise Price	Fair Value	Weighted Average Remaining Life (Years)	Expiry Date
Outstanding as of December 31, 2019	100,000	1.00	35,457	0.29	January 13, 2022

Issued for private placement	1,000,000	0.25	29,415	2.24	December 28, 2023
Outstanding as of December 31, 2020	1,100,000		64,872	2.07

Issued for private placement	200,000	0.25	6,052	2.35	February 5, 2024
Issued for private placement	1,000,000	0.25	30,810	2.77	July 7, 2024
Issued for private placement	2,381,880	0.25	66,529	1.99	September 26, 2023
Outstanding as of September 30, 2021	4,681,880		168,263	2.19

NOTE 6. ACQUISITION OF SMARTEN

On November 6, 2019, the Company signed the Agreement with the shareholder of Smarten to acquire 100% ownership of Smarten. According to the Agreement, the Company issued 1,800,000 common shares and paid $287,280 (Chinese Yuan ¥2,000,000) as the consideration for the acquisition.

A fair value of the 1,800,000 shares issued on November 22, 2019 for the acquisition was determined as $54,000.

On January 1, 2020, which was determined as the acquisition date, the Company obtained the control over Smarten and Smarten started operation as the wholly owned subsidiary of Harmony. The Company accounted the acquisition of Smarten as a business combination because Smarten had operational processes in place by using its assets and intellectual properties.

F-13

Following is the summary of the allocation of the purchase price of $341,280 to the identifiable assets and liabilities of Smarten:

Cash	287,280
Common shares	54,000
Total Consideration	341,280

Purchase Price Allocation:
Cash	1,503
Prepaid expenses and other assets	14,429
Other receivable	8,131
Inventory	63,094
Equipment	35,692
Accounts payable and accrued liabilities	(30,500)
Deferred revenue	(6,452)
Other payable	(181,942)
Loan payable	(143,640)
Purchase Price Allocated	(239,685)

Overpayment on Acquisition	580,965

The overpayment of $580,965 has been recorded as acquisition costs on January 1, 2020.

In September 2020, the Company entered into to a loan agreement with the original shareholder of Smarten for the unpaid cash consideration of $287,280 (Chinese Yuan ¥2,000,000). Since September 2020, the loan bears annual interest of 18% and due on March 1, 2021. The loan agreement was extended and due on December 31, 2021.

The Company accrued interest expenses of $41,757 for the cash consideration during the nine-month period ended September 30, 2021. (2020- $4,289)

NOTE 7. LOAN TO RELATED PARTY

During the year ended December 31, 2019, the Company entered into agreement of a short-term unsecured loan to Golden Share up to $200,000 and released US$180,000 to Golden Share in total. The unsecured loan bears annul interest of 12% and pay back upon requested. During the year ended December 31, 2019, the Company accrued $17,106 interest income for this loan.

During the year ended December 31, 2020, the Company renewed the loan agreement with Golden Share, and the unpaid interest of $17,106 was capitalized, therefore the total principal amount was $197,106 when renewed. The Company accrued $19,666 interest income for the loan and received $173,244 principal and interest payments during the year ended December 31, 2020. As of December 31, 2020, the remaining balance was $43,528 including $500 unpaid interest.

During the nine-month ended September 30, 2021, the Company accrued $498 interest income ($16,846 in 2020) and received the outstanding principal and interest balance.

F-14

NOTE 8. PROPERTY AND EQUIPMENT

COST	Computer and Office Equipment	Equipments	Total
Balance - December 31, 2020	5,308	48,886	54,194
Addition	1,631	-	1,631
Write off	(5,376)	(49,508)	(54,884)
Foreign currency translation differences	68	622	690
Balance - September 30, 2021	1,631	-	1,631

Accumulated Depreciation	Computer and Office Equipment	Equipments	Total
Balance - December 31, 2020	1,791	32,276	34,067
Amortization	669	9,078	9,747
Write off	(2,444)	(41,638)	(44,082)
Foreign currency translation differences	17	284	(690)
Balance - September 30, 2021	33	-	33

Net Book Value	Computer and Office Equipment	Equipments	Total
Balance - December 31, 2020	3,516	16,610	20,126
Balance - September 30, 2021	1,598	-	1,598

In connection with the acquisition of Smarten (Note 6), the Company acquired the equipment with a carrying value of $35,692 in 2019. During the nine-month period ended September 30, 2021, the Company recorded $9,747 (2020, $14,539) in depreciation.

During the nine-month period ended September 30, 2021, the company disposed of all acquired equipment of Smarten to one of the lenders for $31,024 (CNY200,000) and offset the outstanding loan payable. These sales generated a gain of disposal of $16,759.

NOTE 9. USE-OF-ASSESTS AND LEASE LIABILITIES

Smarten entered a two-year office lease agreement on November 13, 2019. According to ASC 842 leases, the Company recognized the right-of use asset and lease liability since January 1, 2020 and used the incremental borrowing rate of 18% to estimate their fair value. In July 2021, Smarten terminated the two-year office lease agreement, and entered into a 12-month office lease agreement for a new location, with a commencement date of August 1, 2021, at a monthly rent of $890 (CNY5,700). The Company elects not to record on the balance sheet operating leases with a lease term of 12 months or less, which do not include a reasonably exercisable purchase option.

NOTE 10. LOAN PAYABLES

The Company has entered into the following 7 loan agreements during the year ended December 31, 2020:

a.	In January 2020, Smarten entered into an unsecured loan agreement with a term of six-months in the amount of $45,951 (CNY300,000) and renew the loan in July 2020, January 2021 and July 2021, the loan bears interest at 18% annually. The Company paid interest expense of $6,258 (CNY40,500) for this loan during the nine-month period ended September 30, 2021, whereas the Company paid interest expense of $5,575 (CNY39,000) at the comparable period in 2020.

F-15

b.	In January 2020, Smarten entered into an unsecured loan agreement with a term of six-months in the amount of $45,951 (CNY300,000), which bears interest at 20% annually. The loan agreement was renewed in July 2020.

c.	In May 2020, Smarten entered into an unsecured loan agreement with a term of six-months in the amount of $15,317 (CNY100,000), which bears interest at 20% annually.

d.	In July 2020, Smarten entered into an unsecured loan agreement with a term of six-months in the amount of$15,317 (CNY100,000), which bears interest at 20% annually.

e.	In August 2020, Smarten entered into an unsecured loan agreement with a term of six months in the amount of $15,317 (CNY100,000), which bears interest at 20% annually.

During the year ended December 31, 2020, the Company has accrued interest of $12,674 for loan agreements b, c, d, and e). On December 31, 2020, the Company entered into a new loan agreement to replace the 4 loan agreements, and total principal amount is $105,302 (CNY687,486, includes the unpaid interest) and the loan bears interest at 20% annually. During the nine-month period ended September 30, 2021, the Company accrued interest expense of $16,422 (2020 - $8,352)

f.	In July 2020, Smarten entered into an unsecured loan agreement with a previous employee for $56,673 (CNY370,000). The loan bears 18% interest annually and due on December 31, 2020. The Company paid the interest expense of $6,791 for this loan during the nine-month period ended September 30, 2021 (2020-$2,380). In July 2021, the Company disposed of the acquired equipment to the lender for $31,024 (CNY200,000). The remaining balance is 26,370 (CNY170,000) which is bearing 18% interest annual rate and due on December 21, 2021.

g.	In July 2020, Smarten entered into an unsecured loan agreement with the CEO for a loan of $55,830 (CNY364,500). The loan bears 18% interest annually and due on December 31, 2020. The Company accrued interest expenses of $4,752 for this loan during the year ended December 31, 2020. The Company renewed the loan including the unpaid interest of $4,752 by the year end December 31, 2020. The Company has accrued interest expenses of $8,536 during the nine-month period ended September 30, 2021 (2020 –$2,345).

h.	In September 2020, the Company entered into an agreement with one of former directors, who is the original shareholder of Smarten, to settle the unpaid cash consideration of $287,280 (CNY2,000,000, please refer to note 6 for more details.) as loan payable. The loan bears annual interest rate of 18%. The Company has accrued interest expenses of $41,757 for the cash consideration during the nine-month period ended September 30, 2021. (2020- $4,289).

i.	In May 2021, the Company settled loan payable of $154,612 (CNY1,000,000) by issuing 1,546,120 common stocks to an arm-length party (deems the price of $0.10 per share). The loan was owed by Smarten.

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NOTE 11. ADMINISTRATIVE EXPENSES BY NATURE

	Three-month periods ended		Nine-month periods ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Management fees	18,000	18,000	54,000	54,000
Professional service fees	17,001	41,758	63,662	85,758
Salaries and benefits expenses	17,676	7,962	35,318	23,604
Office rent and related expenses	21,160	4,136	43,841	33,939
Transfer agent fee	6,758	7,281	12,486	12,458
Regulatory fee	1,456	1,448	5,076	6,303
Others	(447)	13	15	13
	81,604	80,598	214,398	216,075

NOTE 12. RELATED PARTIES

The Company considers its related parties to consist of key members or former members of its management personnel (including all officers and directors), their close family members, and companies controlled or significantly influenced by such individuals; and reporting shareholders and their affiliates which may exert significant influence over the Company’s activities.

During the nine-month period ended September 30, 2021, the Company has the following related party transactions:

-	A company owned by the President and CEO provides consulting and administrative services to the Company. The Company recorded $54,000 management fee for the CEO’s service (2020 – $54,000). The Company issued 1,000,000 share common stock, in lieu of cash consideration at a price of $0.10 per share, for the retainer bonus of $100,000 to Nick Zeng, the President and CEO of the Company;

-	The Company recorded $36,000 (2020 – $36,000) professional fee services provided to Demin (Fleming) Huang, the CFO;

-	The Company issued 1,000,000 share common stock, in lieu of cash consideration at a price of $0.10 per share, for retainer bonus of $100,000 to a director, who is acting as the General Manager of Smarten. The Company also issued 290,000 shares of common stock at $0.10 per share for stock compensation of $12,000 and made a cash payment of CNY 26,000 ($4,017) for his service at Smarten. (2020 – Nil). The Company also issued 170,000 shares of common stock at $0.10 per share ($17,000 in total) for his service of business development prior to acting as the General Manager of Smarten during the nine-month period ended September 30, 2021.

During the nine-month period ended September 30, 2021, the Company settled accounts payable with CEO and CFO for an aggregate amount of $58,000 by issuing 580,000 common shares.

In July 2020, Smarten entered into a loan agreement with the CEO for a loan of $55,830 (CNY ¥364,500). The loan bears 18% interest annually and due on December 31, 2020. The Company accrued interest expenses of $4,752 for this loan during the year ended December 31, 2020. The Company renewed the loan including the unpaid interest of $4,752 by the year end December 31, 2020. The Company has accrued interest expenses of $8,536 during the nine-month period ended September 30, 2021 (2020 –$2,345).

In September 2020, the Company entered into an agreement with one of former directors, who is the original shareholder of Smarten, to settle the unpaid cash consideration of $287,280 (Chinese Yuan ¥2,000,000, please refer to note 6 for more details.) as loan payable, which the loan bears annual interest rate of 18%. The Company has accrued interest expenses of $41,757 for the cash consideration during the nine-month period ended September 30, 2021. (2020- $4,289).

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NOTE 13. CAPITAL MANAGEMENT

The Company’s capital management objectives are:

– to ensure the Company’s ability to continue as a going concern;

– to increase the value of the Company’s assets; and

– to provide an adequate return to shareholders of the Company.

These objectives will be achieved by selling its tested vanadium electrolyte with licensed technology, revenue generated from Smarten.

The Company monitors capital on the basis of the carrying amount of equity. Capital for the reporting periods under review is summarized in the statement of changes in equity (deficit).

The Company sets the amount of capital in proportion to its overall financing structure, i.e. equity and financial liabilities. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may return capital to shareholders, issue new shares, or sell assets. When financing conditions are not optimal, the Company may enter into option agreements or other solutions to continue its activities or may slow its activities until conditions improve.

No changes were made in the objectives, policies and processes for managing capital during the reporting periods.

NOTE 14. FINANCIAL INSTRUMENT RISKS

The Company is exposed to various risks in relation to financial instruments. The Company’s financial assets and liabilities by category are summarized in Note 3. The main types of risks the Company is exposed are credit risk and liquidity risk. The Company does not use financial assets for speculative purposes.

No changes were made in the objectives, policies and processes related to financial instrument risk management during the reported periods.

Credit risk

Credit risk is the risk that another party to a financial instrument will cause a financial loss for the Company by failing to discharge an obligation. The Company’s maximum exposure to credit risk is limited to the carrying amount of financial assets at the reporting date, as summarized below:

As of	September 30, 2021	September 30, 2020
Cash	231,543	2,441
VAT recoverable	44,329	41,652
Prepaid expenses and other assets	88,957	54,334
Loan to related parties	-	140,825
	364,830	239,252

The credit risk regarding cash is considered to be negligible because the counterparty is a reputable bank with an investment grade external credit rating.

F-18

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

Liquidity risk management serves to maintain a sufficient amount of cash and to ensure that the Company has financing sources such as private and public investments for a sufficient amount.

Over the past period, the Company has financed its business development commitments, its working capital requirements and acquisitions through private placement. As of September 30, 2021, the Company did not have sufficient cash to pay its trade payable and accrued liabilities which have contractual maturities within twelve months.

Foreign currency risk

Foreign currency risk is the risk that the fair value of, or future cash flows from, the Company’s financial instruments will fluctuate because of changes in foreign exchange rates. The Company functional currency is the United States dollars and major purchases are transacted in United States dollars. The Company’s foreign currency risk arises primarily with respect to its loan is denominated in Chinese Yuan.

NOTE 15. CHANGE IN COMPARATIVE INFORMATION

The Company’s previously audited consolidated financial statements as of December 31, 2019 and for the year then ended were presented in accordance with Internarial Financial Reporting Standards (“IFRS”). Under IFRS, the 1,800,000 shares issued for acquisition of Smarten were valued at $0.65 per share for a fair value of $1,170,000. With the additional information obtained during the measurement period, along with the change in financial reporting standards to the US GAAP, the Company had revalued these shares at $0.03 per share, decreased the fair value by $1,116,000 to $54,000 (Note 6), and the company revalued the asset value acquired from Smarten (Note 6).

F-19

Audited Financial Statements

For the year ended December 31, 2020, 2019 and 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of Harmony Energy Technologies Corporation.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Harmony Energy Technologies Corporation. (the “Company”) as of December 31, 2020, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity (deficiency), and for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020, 2019 and 2018, and its financial performance and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Related to Going Concern

We draw attention to Note 2 in the consolidated financial statements, which describe the events and conditions that indicate the existence of material uncertainties that may cast significant doubt about the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

Chartered Professional Accountants

Licensed Public Accountants

Markham, Canada

April 30, 2021

F-20

HARMONY ENERGY TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

As of December 31, 2020, 2019 and 2018

			(in US Dollars)
	Note	2020	2019	2018
ASSETS
Current Assets:
Cash		63,990	6,219	1
VAT recoverable		44,260	-	-
Prepaid expenses and other assets		55,317	-	-
Right-of-use assets	9	38,660	-	-
Loan to related party	7	43,528	197,106	-
Shares issued for acquisition of Smarten		-	54,000	-
Total Current Assets		245,755	257,325	1

Non-Current Assets:
Equipment	8	20,126	-	-
Total Assets		265,881	257,325	1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities		88,771	162,374	-
Deferred revenue		2,443	-	-
Lease liabilities	9	39,385	-	-
Loan payable	10	362,805	-	-
Loan from related parties		386,384	-	-
Total Liabilities		879,788	162,374	-

Stockholders’ Equity:
Share capital	5	1,084	576	1
Additional paid in capital	5	760,916	253,424	-
Accumulated deficit		(1,344,101)	(159,049)	-
Accumulated other comprehensive loss		(31,806)	-	-
Total Stockholders’ Equity		(613,907)	94,951	1

Total Liabilities and Stockholders’ Equity		265,881	257,325	1

The accompanying notes are an integral part of the audited consolidated financial statements.

Approved on behalf of the Board
“Christian Guilbaud”, Director	“Kenneth Charles Grainger”, Director

F-21

HARMONY ENERGY TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the years ended December 31, 2020, 2019 and 2018

			(in US Dollars)
	Note	2020	2019	2018

Revenue		48,020	-	-
Cost of goods sold		(36,766)	-	-
Gross Profit		11,254	-	-

Operating Expenses
Energy license related expenditures		(4,451)	(3,746)
Depreciation	8	(16,209)	-	-
Professional and management fees		(185,749)	(126,503)	-
Office and general	11	(69,226)	(45,781)	-
Research and development		(114,047)	-	-
Stock based compensation	5	(180,000)	-	-
Financial expenses		(49,482)	(120)	-
Acquisition costs	6	(580,965)	-	-
Total Operating Expenses		(1,200,129)	(176,150)	-

Operating Income (Loss)		(1,188,875)	(176,150)	-

Other Income (Expenses)
Interest income	7	19,666	17,106	-
Loss on disposal	8	(1,727)	-	-
Foreign exchange loss		(14,116)	(5)	-
Loss, Net of Income Tax		(1,185,052)	(159,049)	-

Foreign currency translation differences of foreign operations		(31,806)	-	-
Comprehensive Loss		(1,216,858)	(159,049)	-

Basic net income per share		(0.21)	(0.04)	-
Weighted average number of common shares outstanding		5,803,718	4,078,423	1

The accompanying notes are an integral part of the audited consolidated financial statements.

F-22

HARMONY ENERGY TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

As of December 31, 2020, 2019 and 2018

						(in US Dollars)
	Note	Number of Common Share	Par Value	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance - June 19, 2018 (Incorporation)		-	-	-	-	-	-
Initial share issued for cash		1	-	1	-	-	1
Balance - December 31, 2018		1	-	1	-	-	1
Share issued for acquisition of energy business		3,862,078	386	99,613	-	-	99,999
Shares issued for private placement		100,000	10	99,990	-	-	100,000
Shares issued for acquisition of Smarten		1,800,000	180	53,820	-	-	54,000
Net loss		-	-		(159,049)	-	(159,049)
Balance - December 31, 2019		5,762,079	576	253,424	(159,049)	-	94,951
Shares issued for private placement		1,000,000	100	99,900	-	-	100,000
Shares issued for debt settlement		2,280,000	228	227,772	-	-	228,000
Shares issued to Officers and Consultants as compensation		1,800,000	180	179,820	-	-	180,000
Net loss		-	-	-	(1,185,052)	-	(1,185,052)
Foreign currency translation differences of foreign operations		-	-	-	-	(31,806)	(31,806)
Balance - December 31, 2020		10,842,079	1,084	760,916	(1,344,101)	(31,806)	(613,907)

The accompanying notes are an integral part of the audited consolidated financial statements.

F-23

HARMONY ENERGY TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

As of December 31, 2020, 2019 and 2018

			(in US Dollars)
	Note	2020	2019	2018
OPERATING ACTIVITIES
Net loss		(1,185,052)	(159,049)	-
Non-cash items:				-
Interest income	7	(19,666)	(17,106)	-
Stock based compensation	5	180,000	-	-
Loss on disposal	8	1,727	-	-
Depreciation	8	16,209	-	-
Interest expense		31,119	-	-
Rent expense		45,366	-	-
Acquisition Cost	6	580,965	-	-
Change in non-cash working capital items		-	-	-
Prepaid expenses and other assets		30,337	-	-
Accounts payable and accrued liabilities		123,897	162,374	-
Deferred revenue		(4,009)	-	-
Cash Flow From Operating Activities		(199,107)	(13,781)	-

INVESTING ACTIVITIES
Proceeds received from energy business acquisition		-	99,999	-
Loans to related party		-	(180,000)	-
Repayment received from related party	7	173,244	-	-
Proceeds from acquisition of Smarten, net of cash	6	1,503	-	-
Payments to purchase capital assets		(1,051)	-	-
Cash Flow From Investing Activities		173,696	(80,001)	-

FINANCING ACTIVITIES
Proceeds from private placement	5	100,000	100,000	1
Proceeds received from third party loans	10	143,980	-	-
Proceeds from related party loan	10	4,871	-	-
Repayment to related party loan	10	(100,577)	-	-
Lease payment	9	(42,767)	-	-
Cash Flow from Financing Activities		105,507	100,000	1

Effect of foreign exchange rate fluctuation on cash		(22,325)	-	-
Net change in cash during the period		80,096	6,218	1

Cash, beginning of period		6,219	1	-
Cash, end of period		63,990	6,219	1

The accompanying notes are an integral part of the audited consolidated financial statements.

F-24

Notes to Consolidated Financial Statements

For years ended December 31, 2020, 2019 and 2018

NOTE 1. NATURE OF OPERATION

On June 19, 2018, Harmony Energy Technologies Corporation (“Harmony” or “Company”) was registered under the General Corporation Law of the State of Delaware, USA. Harmony’s registered office is located at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware, USA 19808. The Company’s common shares have not listed or quoted on any market for the moment.

On January 14, 2019, the Company acquired the energy business which span out from Golden Share Resources Corp. (TSXV: GSH, “Golden Share”). In exchange, the Company issued 3,862,079 common shares (“Harmony Shares”) to Golden Share, which have been distributed to Golden Share’s shareholders on the basis of one Harmony Share for each 10 Golden Share common shares held as of the close of business on January 3, 2019.

On November 6, 2019, the Company signed an acquisition agreement (the “Agreement”) to acquire the 100% ownership of Smarten technology Co., Ltd. (“Smarten”) (Note 6). On November 22, 2019, the Company issued 1,800,000 common shares to the shareholders of Smarten as part of payment for the acquisition. On January 1, 2020, the Company acquired the control of Smarten.

NOTE 2. GOING CONCERN ASSUMPTION

These financial statements have been prepared on the basis of the going concern assumption which contemplates that the Company will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company has not yet determined when its energy business can generate income or cash flows. As at December 31, 2020, the Company has an accumulated deficit of $1,344,101 (2019 – $159,049, 2018 – 0) and working capital deficit of $634,033 (2019 – working capital surplus of $94,951, 2018 – 0) which will not be sufficient to support the Company’s needs for cash during this and the coming year. In addition, the COVID-19 pandemic has had a significant negative impact on the Company’s consolidated financial statements as of December 31, 2020 and for the year then ended, and management expects the pandemic to continue to have a negative impact in the foreseeable future, the extent of which is uncertain and largely subject to whether the severity of the pandemic worsens, or duration lengthens. In the event that the COVID-19 pandemic and the economic disruptions it has caused continue for an extended period of time the Company cannot assure that it will remain in compliance with the financial covenants in its credit facilities. The Company will require additional funding to be able to develop the business and to meet ongoing requirements for general operations. These factors indicate that material uncertainties exist which may cast significant doubt regarding the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to raise additional fund to further develop the energy business and continued support of suppliers and creditors. Even if the Company has been successful in the past in doing so, there is no assurance that it will manage to obtain additional financing in the future.

The carrying amounts of assets, liabilities and expenses presented in the financial statements and the classification used in the statement of financial position have not been adjusted as would be required if the going concern assumption was not appropriate. Those adjustments could be material.

F-25

NOTE 3. SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”)

The financial statements have been approved and authorized for issue by the Board of Directors on April 30, 2021.

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Smarten Technology Co., Ltd. (“Smarten”). Smarten is a company registered in China. All significant intercompany accounts and transactions have been eliminated on consolidation.

Business combinations

We account for acquisition of Smarten as a business combination under the acquisition method of accounting, which that the assets acquired and the liabilities assumed be recorded at their acquisition date at their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Acquisition-related costs are expensed as incurred in the consolidated financial statements. Significant judgments are used in determining the estimated fair values assigned to the assets acquired and liabilities assumed and in determining estimates of useful lives of long-lived assets acquired. Estimates of the fair values of assets acquired and liabilities assumed are based upon assumptions believed to be reasonable, and when appropriate, include assistance from independent third-party appraisal firms. While we use our best estimates and assumptions to value assets, acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Overpayments are best addressed through subsequent impairment testing of goodwill. However, when there is evidence to suggest that the business combination transaction is not an exchange of equal values, such overpayments should be expensed at acquisition date.

Functional and presentation currency

The financial statements are presented in United States dollars, which is also the functional currency of the Company. The functional currency of Smarten is Chinese Yuan (“CNY”).

Foreign currency transactions and balances

In respect of transactions denominated in currencies other than the Company and its subsidiaries’ functional currencies, the monetary assets and liabilities are remeasured at the period end rates. Revenue and expenses are remeasured at rates of exchange prevailing on the transaction dates. All of the exchange gains or losses resulting from these transactions are recognized in the consolidated statements of operations.

When the Company translates the financial statements of subsidiaries from their functional currency to presentation currency, assets and liabilities are translated into United States dollars at the exchange rate in effect at the balance sheet date. Share capital, contributed surplus, other comprehensive (loss) income, and accumulated deficits are translated into United States dollars at historical exchange rates. Revenues and expenses are translated into United States dollars at the average exchange rate for the year. Foreign exchange gains and losses on translation are included in other comprehensive (loss) income.

Right-of-use assets & lease liabilities

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date according to ASC 842 Leases.Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the initial amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received.

F-26

Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the right-of-use assets are depreciated on a straight-line basis over the shorter of the estimated useful life and the lease term. Right-of-use assets are subject to impairment.

At the commencement date of the lease, the Company recognizes a lease liability measured at the present value of lease payments to be made over the lease term, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate.

Cash

Cash consists of cash on hand and deposits in banks with no restrictions.

Inventories

Inventories are stated at the lower of cost or net realizable value and include raw materials, work in progress and finished goods. Cost is determined as follows: Raw Materials and Work in Progress (“WIP”) – Cost is determined on a standard cost basis utilizing the weighted average cost of historical purchases, which approximates actual cost. The cost of WIP and finished goods includes the cost of raw materials and the applicable share of the cost of labor and fixed and variable production overheads.

The Company regularly evaluates the value of inventory based on a combination of factors including the following: historical usage rates, product end of life dates, technological obsolescence and product introductions. The Company includes demonstration units within inventories. Proceeds from the sale of demonstration units are recorded as revenue.

Equipment

Equipment are measured at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Depreciation commences when the asset is available for use and is charged to the consolidated statements of net loss on a straight-line basis over the useful life of the asset as outlined below:

Equipment 3 years

Furniture and fixtures 5 years

When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in the consolidated statements of operations.

Revenue recognition

The Company adopted Accounting Standards Codification (“ASC”) 606 “Revenue from contract with customers” (“ASC 606”) on June 19,2018 (the incorporation date) using the modified retrospective method for all contracts not completed as of the date of adoption.

The Company generates revenue from the sales of lithium-ion energy storage system. According to ASC 606, revenue is recognized based on the following five steps: (1) identification of the contract(s) with the customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; and (4) allocation of the transaction price to the separate performance obligations in the contract; and (5) recognition of revenue when (or as) the entity satisfies a performance obligation.

F-27

Cost of goods sold

For product sales, the costs of goods sold are recognized upon shipment to the customer or distributor.

Impairment of long-lived assets

The Company accounts for the impairment of long-lived assets in accordance with FASB, Accounting Standards Codification (“ASC”) 360-10, “Accounting for the Impairment of Long-Lived Assets”. This standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the assets’ carrying amounts may not be recoverable. For assets that are to be held and used, impairment is assessed when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying values. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value and estimated net realizable value. During the years ended December 31, 2020 and 2019, there was no impairment of long-lived assets.

Fair value measurement

Financial assets and financial liabilities are initially recognized at fair value when the Company becomes a party to the contractual provision of the financial instrument. Subsequently, all financial instruments are measured at amortized cost using the effective interest method.

The financial instruments of the Company consist of cash, accounts receivable, loan receivable, accounts payable and accrued liabilities, loan payable, and lease liability. The fair value of the financial instruments approximates their carrying values due to their short-term nature.

The Company measures the fair value of its financial assets and liabilities using the fair value hierarchy. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses. The update is intended to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The new standard is effective for fiscal years beginning after December 15, 2019 (i.e., a January 1, 2020 effective date), with early adoption permitted for fiscal years beginning after December 15, 2018. The Company adopted the standard on January 1, 2019.

F-28

Income taxes

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Equity

Share capital represents the par value of shares issued and the residual amount received upon the share issuance less the share issue expenses net of any tax benefits on the earnings underlying these share issue expenses are recorded as additional paid in capital.

Stock-based compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation – Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statements of operations.

The fair value of stock options (“options”) on the grant date is estimated using the Black-Scholes option-pricing model using the single-option approach. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions, including the option’s expected term and the price volatility of the underlying stock, to determine the fair value of the award. The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards. The Company has made a policy choice to account for forfeitures when they occur.

Stock options granted to non-employees are based on the fair value on the grant date and re-measured at the end of each reporting period based on the fair value until the earlier of the options being fully vested and completion of the performance obligations. These are subject to a service vesting condition and are recognized on a straight-line method over the requisite service period. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures are based on historical pre-vesting forfeitures.

Loss per share

The Company computes loss per share in accordance with ASC Topic 260, “Earnings Per Share” (“ASC 260”) and related guidance, which requires two calculations of loss attributable to the Company’s shareholders per share to be disclosed: basic and diluted. Diluted loss per share is the same as basic loss per share for the years in which the Company had a net loss because the inclusion of outstanding common stock equivalents would be anti-dilutive.

Recently issued accounting standards not yet adopted

In April 2020, Financial Accounting Standards Board (the “FASB”) issued a Staff Question-and-Answer Document (Q&A): ASC Topic 842 and ASC Topic 840: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic, that focuses on the application of the lease guidance for lease concessions related solely to the effects of COVID-19. The FASB issued the guidelines to reduce the burden and complexity for companies to account for such lease concessions (e.g., rent abatements or other economic incentives) under current lease accounting rules due to COVID-19 by providing certain practical expedients that can be used. This guidance can be applied immediately. The Company anticipates that the adoption of the guidance will not have a material impact on the Company’s consolidated financial statements.

F-29

In March 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-04 - Facilitation of the Effects of Reference Rate Reform on Financial Reporting (ASC Topic 848). This authoritative guidance provides optional relief for companies preparing for the discontinuation of interest rates such as LIBOR, which is expected to be phased out at the end of calendar 2021, and applies to lease contracts, hedging instruments, held-to-maturity debt securities and debt arrangements that have LIBOR as the benchmark rate. This guidance can be applied for a limited time, as of the beginning of the interim period that includes March 12, 2020 or any date thereafter, through December 31, 2022. The guidance may no longer be applied after December 31, 2022. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR, or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC Topic 848. The Company is currently assessing the impact of applying this guidance as well as when to adopt this guidance.

In February 2020, the FASB issued authoritative guidance (ASU 2020-02 – Financial Instruments – Credit Losses (Topic 326) and Leases (Topic 842)) that amends and clarifies Topic 326 and Topic 842. For Topic 326, the codification was updated to include the SEC staff interpretations associated with registrants engaged in lending activities. ASC Topic 326 is effective for annual periods beginning after January 1, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact of applying this guidance on its financial instruments, such as accounts receivable.

NOTE 4. ESTIMATES, JUDGMENTS AND ASSUMPTIONS

The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions made in the accompanying consolidated financial statements include, but are not limited to, the implicit interest rate used to record lease liabilities, allowance for doubtful accounts, inventory valuation, the valuation and measurement of deferred tax assets and liabilities, useful lives of property and equipment, valuation of acquired assets and assumed liabilities, recognition of intangible assets and goodwill for the business combination. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates.

Judgments

The following are significant judgments in applying the accounting policies of the Company that have the most significant effect on the financial statements.

Energy Storage Business spin off from Golden Share

ASC805 defines a business as ‘an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs or other economic benefits directly to investors or other owners, members or participants (outputs).’A business therefore consists of inputs and substantive processes that together significantly contribute to the ability to create outputs. Management assessed the transaction as asset acquisition due to the spin off energy storage business did not include processes and outputs.

Acquisition of Smarten

The Corporation accounts for business combinations using the acquisition method when control is transferred to the Corporation. The Company measured the identifiable assets and liabilities assumed at their fair value at the acquisition date. Acquisition related costs are recognized in profit or loss as incurred.

F-30

The management assessed the acquisition of Smarten is a business acquisition and the Company has obtained the control over Smarten since January 1, 2020 and deemed Smarten as the wholly owned subsidiary of the Company since then.

Going concern

The evaluation of the Company’s ability to continue as a going concern, to raise additional financing in order to cover its operating expenses and its obligations for the incoming year requires significant judgment based on past experience and other assumptions including the probability that future events are considered reasonable according to circumstances. Please refer to Note 2 for further information.

Estimates

Information about estimates and assumptions that have the most significant effect on recognition and measurement of assets, liabilities, income and expenses is provided below:

Expected Credit Loss on the accounts receivable and the loan receivable

Accounts receivable and loan receivable was assessed for the expected credit loss at each reporting date. Expected credit loss represents management’s best estimate and assumptions based on actual credit loss experience and informed credit assessment, and also takes into consideration forward-looking information.

Fair value of the shares issued for acquisition of Smarten

The Company’s shares are not quoted in an active market, therefore the fair value of the Company’s issued shares to Smarten is based on valuation methods and techniques generally recognized as standard within the industry in which observable data have been used to the extent practicable. Changes in assumptions about these factors could affect the reported fair value of the shares issued for acquisition of Smarten.

Business acquisition of Smarten

In a business combination, the Corporation may acquire assets and assume certain liabilities of an acquired entity. Estimates are made as to the fair value of property and equipment, intangible assets, and goodwill, among other items. In certain circumstances, such as the valuation of property and equipment, intangible assets and goodwill acquired, the Corporation may rely on independent third-party valuators. The determination of these fair values involves a variety of assumptions, include revenue growth rates, expected operating income, discount rates, and earnings multiples.

Income taxes

The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred income tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. If changes were made to management’s assessment regarding the Company’s ability to use future tax deductions, the Company will adjust future income tax provisions or recoveries.

F-31

NOTE 5.SHARE CAPITAL

Share capital

The share capital of the Company consists only of fully paid common shares. The Company has been authorized to issue up to 20,000,000 (twenty million) shares of common stock, par value of $0.0001 per share.

Transactions on share capital

	Number of Shares	Unit Price	Fair Value
Outstanding as of June 19, 2018 (Incorporation)	-	-	-
Initial share issued for cash (i)	1	1.00	1
Outstanding as of December 31, 2018	1		1
Share issued for acquisition of energy business (ii)	3,862,078	0.03	99,999
Shares issued for private placement (iii)	100,000	1.00	100,000
Shares issued for acquisition of Smarten (iv)	1,800,000	0.03	54,000
Outstanding as of December 31, 2019	5,762,079		254,000
Shares issued for private placement (v)	1,000,000	0.10	100,000
Shares issued for debt settlement (vi)	2,280,000	0.10	228,000
Shares issued to Officers and Consultants as compensation (vii)	1,800,000	0.10	180,000
Outstanding as of December 31, 2020	10,842,079		762,000

(i)	The Company issued 1 share to Golden Share for $1 during the initial registration.

(ii)	On January 7, 2019, the Company issued 3,862,078 common shares to acquire the energy business of Golden Share. The transaction was accounted for as asset acquisition and was recorded at f $100,000, which was the value of net asset acquired, i.e. the prepaid expense to Battelle Memorial Institute (“Battelle”) for research and development related to novel vanadium based solid-state battery technologies. The prepaid expense of $100,000 was refunded to the Company in April 2019.

(iii)	On January 7, 2019, the Company completed a private placement for total proceed of $100,000 and issued 100,000 units at a price of $1.00 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $1.00 for a period of 36 months from the issuance date.

(iv)	On November 22, 2019, the Company issued 1,800,000 common shares to the shareholder of Smarten as part of payment to lock down the acquisition agreement of 100% ownership of Smarten (Note 6).

(v)	On December 28, 2020, the Company completed a private placement for total proceed of $100,000 and issued 1,000,000 units at a price of $0.10 per unit. Each Unit consists of one common share and one common share purchase warrant (“Warrant”). Each Warrant entitles the holder thereof to acquire one common share at a price of $0.25 for a period of 36 months from the issuance date.

(vi)	On December 28, 2020, the Company settled accounts payable with key management personnel for an aggregate amount of $228,000 by issuing 2,280,000 common shares.

(vii)	On December 28, 2020, the Company issued 1,800,000 common shares to compensate certain independent consultants, directors and officers at a price of $0.10 per share.

Name		Shares
Nick Zeng	Chairman, President & CEO	1,000,000
Nan Du	Director	300,000
Demin Huang	CFO	200,000
Wanzhu Liao	Officer	100,000
Rui Zhu	Director	100,000
Xiaoru Chen	Independent Consultant	50,000
Chu Gang	Independent Consultant	50,000
Total		1,800,000

F-32

Warrants
	Number of Warrants	Exercise Price	Fair Value	Weighted Average Remaining Life (Years)	Expiry Date
Outstanding as of June 19, 2018 (Incorporation)	-	-	-	-
No activity	-
Outstanding as of December 31, 2018	-		-	-	-

Issued for private placement	100,000	1.00	35,457	1.04	January 13, 2022
Outstanding as of December 31, 2019	100,000		35,457

Issued for private placement	1,000,000	0.25	29,415	2.99	December 28, 2023
Outstanding as of December 31, 2020	1,100,000		64,872	2.82

NOTE 6. ACQUISITION OF SMARTEN

On November 6, 2019, the Company signed the Agreement with the original shareholder of Smarten (Ms. Nan Du) to acquire 100% ownership of Smarten. According to the Agreement, the Company would issue 1,800,000 common shares and pay $287,280 (Chinese Yuan ¥2,000,000) as the consideration for the acquisition.

On November 22, 2019, the Company issued 1,800,000 common shares to the shareholder of Smarten (Note 5) and the fair value of the shares issued was determined as $54,000.

The Company obtained the control over Smarten and Smarten started operation as the wholly owned subsidiary of Harmony on January 1, 2020, which was determined as the acquisition date. The Company has accounted the acquisition of Smarten as business combination because Smarten has operational processes in place to build and sell energy storage devices by using its assets and intellectual properties.

Following is the summary of the allocation of the purchase price of $341,280 to the identifiable assets and liabilities of Smarten:

Cash	287,280
Common shares	54,000
Total Consideration	341,280

Purchase Price Allocation:
Cash	1,503
Prepaid expenses and other assets	14,429
Other receivable	8,131
Inventory	63,094
Equipment	35,692
Accounts payable and accrued liabilities	(30,500)
Deferred revenue	(6,452)
Other payable	(181,942)
Loan payable	(143,640)
Purchase Price Allocated	(239,685)

Overpayment on Acquisition	580,965

The overpayment of $580,965 has been record as acquisition costs on January 1, 2020.

F-33

In September 2020, the Company entered into to a loan agreement with the original shareholder (Ms. Nan Du) of Smarten for the unpaid cash consideration of $287,280 (Chinese Yuan ¥2,000,000). Since September 2020, the loan bears annual interest of 18% and due on March 1, 2021. The Company accrued interest expenses of $18,380 for the cash consideration during the year ended December 31, 2020.

NOTE 7. LOAN TO RELATED PARTY

During the year ended December 31, 2019, the Company entered into agreement of a short-term unsecured loan to Golden Share up to $200,000 and released US$180,000 to Golden Share in total. The unsecured loan bears annul interest of 12% and pay back upon requested. During the year ended December 31, 2019, the Company accrued $17,106 interest income for $180,000 loan.

During the year ended December 31, 2020, the Company renewed the loan agreement with Golden Share, and the unpaid interest was capitalized, therefore the total principal amount is $197,106 when renew. The Company accrued $19,666 interest income for the loan and received $173,244 repayments during the year ended December 31, 2020. As of December 31, 2020, the Company remain the balance of $43,528 include of $500 unpaid interest. The outstanding balance of $43,528 plus additional accrued interest of $498 has been fully received in February 2021.

NOTE 8. PROPERTY AND EQUIPMENT

COST	Equipment	Computer and Office Equipment	Total
Balance - December 31, 2019	-	-	-
Addiion from acquisition of Smarten	6,810	47,086	53,896
Addition	1,051	-	1,051
Write off	(3,005)	(1,324)	(4,329)
Foreign currency translation differences	452	3,124	3,576
Balance - December 31, 2020	5,308	48,886	54,194

Accumulated Depreciation	Equipment	Computer and Office Equipment	Total
Balance - December 31, 2019	-	-	-
Addition from acquisition of Smarten	1,694	16,510	18,204
Amortization	1,353	14,856	16,209
Write off	(1,367)	(1,235)	(2,602)
Foreign currency translation differences	112	2,145	2,257
Balance - December 31, 2020	1,792	32,276	34,068

F-34

Net Book Value	Equipment	Computer and Office Equipment	Total
Balance - December 31, 2019	-	-	-
Balance - December 31, 2020	3,516	16,610	20,126

In connection with the acquisition of Smarten (Note 6), the Company acquired equipment with a carrying value of $35,692. During the year ended December 31, 2020, the Company expensed $16,209 (2019, $Nil) in depreciation. Further, some of the equipment were damaged and written off by management and a loss on disposal in the amount of $1,727 was recorded.

NOTE 9. USE-OF-ASSESTS AND LEASE LIABILITIES

Commencing January 1, 2020, the Company involved the operation and management of Smarten. Smarten entered a two-year office lease agreement on November 13, 2019. According to ASC 842 leases, the Company recognized the right-of use asset and lease liability since January 1, 2020 and used the incremental borrowing rate of 18% to estimate their fair value. The continuity of the right-of-use asset and lease liabilities arising from this lease in China as following:

ROU Asset	Office

Balance - December 31, 2019	-
Addition from acquisition of Smarten	73,967
Depreciation during the year	(35,307)
Foreign currency translation differences	-
Balance - December 31, 2020	38,660

Lease Liability	Total

Balance - December 31, 2019	-
Addition from acquisition of Smarten	73,967
Interest expense	10,059
Lease payments	(42,767)
Foreign currency translation differences	(1,874)
Balance - December 31, 2020	39,385

The undiscounted cash flow is $42,838 within one year.

NOTE 10. LOAN PAYABLES

In January 2020, Smarten entered into a six-month term loan agreement with Mr. Wenkai Yu in the amount of$45,951 (CNY ¥300,000) and renew the loan in July 2020, the loan bears interest at 18% annually. The Company accrued interest expense of $8,041 for this loan and pay the interest of $7,582 during the year ended December 31, 2020 (2019 – Nil).

F-35

In January 2020, Smarten entered into a six-month term loan agreement with Zhongnian Technology (Beijing) Co., Ltd. (“Zhongnian”) in the amount of $45,951 (CNY ¥300,000) and renew the loan in July 2020, the loan bears interest at 20% annually. The Company accrued interest expense of $9,228 for this loan during the year ended December 31, 2020 (2019 – Nil).

In May 2020, Smarten entered into a six-month term loan agreement with Zhongnian in the amount of $30,634 (CNY ¥200,000) and the loan bears interest at 20% annually. The Company accrued interest expense of $3,769 for this loan during the year ended December 31, 2020 (2019 – Nil).

In August 2020, Smarten entered into a six-month term loan agreement with Zhongnian in the amount of $15,317 (CNY ¥100,000) and the loan bears interest at 20% annually. The Company accrued interest expense $1,524 for this loan during the year ended December 31, 2020(2019 – Nil).

In July 2020, Smarten entered into a loan agreement with a previous employee (Mr. Juntao Zheng) for $56,673 (CNY ¥370,000). The loan bears 18% interest annually and the loan matured on December 31, 2020. The Company accrued interest expense of $5,100 for this loan during the year ended December 31, 2020 (2019 – Nil). The Company has paid $4,250 of accrued interest expense.

NOTE 11. ADMINISTRATIVE EXPENSES BY NATURE

	2020	2019
Transfer agent fee	14,933	9,914
Regulatory fee	6,602	4,021
Travel, accommodation and meals	274	31,285
Office rent and related expenses	43,804	-
Sales related expenses	1,694	-
Others	1,919	561
	69,226	45,781

NOTE 12. RELATED PARTIES

The Company considers its related parties to consist of key members or former members of its management personnel (including all officers and directors), their close family members, and companies controlled or significantly influenced by such individuals; and reporting shareholders and their affiliates which may exert significant influence over the Company’s activities.

During the year ended December 31, 2020, the Company has following related party transactions:

-	A company (N. Zeng & Company, Inc.) owned by the President and CEO provides consulting and administrative services to the Company. The Company recorded $72,000 management fee for the CEO’s service (2019 – $72,000).
-	The Company recorded $48,000 (2019 – $36,000) professional fee to CFO for the services provided.

During the year ended December 31, 2020, the Company settled accounts payable with CEO and CFO for an aggregate amount of $228,000 by issuing 2,280,000 common shares.

The Company has common officers with Golden Share, and the Company has loaned $180,000 to Golden Share in 2019, please refer to Note 7 for more detail.

In July 2020, Smarten entered into a loan agreement with the CEO for a loan of $55,830 (CNY ¥364,500). The loan bears 18% interest annually and due on December 31, 2020. The Company accrued interest expense of $4,752 for this loan during the year ended December 31, 2020. The Company renewed the loan include the unpaid interest of $4,752 by the year end December 31, 2020.

F-36

In September 2020, the Company entered into to a loan agreement with the original shareholder of Smarten for the unpaid cash consideration of $287,280 (Chinese Yuan ¥2,000,000). Please refer to note 6 for more details.

NOTE 13. CAPITAL MANAGEMENT

The Company’s capital management objectives are:

– to ensure the Company’s ability to continue as a going concern;

– to increase the value of the Company’s assets; and

– to provide an adequate return to shareholders of the Company.

These objectives will be achieved by selling its tested vanadium electrolyte with licensed technology, revenue generated from Smarten.

The Company monitors capital on the basis of the carrying amount of equity. Capital for the reporting periods under review is summarized in the statement of changes in equity (deficit).

The Company sets the amount of capital in proportion to its overall financing structure, i.e. equity and financial liabilities. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may return capital to shareholders, issue new shares, or sell assets. When financing conditions are not optimal, the Company may enter into option agreements or other solutions to continue its activities or may slow its activities until conditions improve.

No changes were made in the objectives, policies and processes for managing capital during the reporting periods.

NOTE 14. FINANCIAL INSTRUMENT RISKS

The Company is exposed to various risks in relation to financial instruments. The Company’s financial assets and liabilities by category are summarized in Note 3. The main types of risks the Company is exposed are credit risk and liquidity risk. The Company does not use financial assets for speculative purposes.

No changes were made in the objectives, policies and processes related to financial instrument risk management during the reported periods.

Credit risk

Credit risk is the risk that another party to a financial instrument will cause a financial loss for the Company by failing to discharge an obligation. The Company’s maximum exposure to credit risk is limited to the carrying amount of financial assets at the reporting date, as summarized below:

	2020	2019
Cash	63,990	6,219
VAT recoverable	44,260	-
Prepaid expenses and other assets	55,317	-
Loan to related parties	43,528	197,106
	207,095	203,325

F-37

The credit risk regarding cash is considered to be negligible because the counterparty is a reputable bank with an investment grade external credit rating. Management believes that the credit risk related to the loan to related party (Golden Share Note 5) is also remote given Golden Share has common officers with Harmony, and Golden Share is working on the payment plan.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.

Liquidity risk management serves to maintain a sufficient amount of cash and to ensure that the Company has financing sources such as private and public investments for a sufficient amount.

Over the past period, the Company has financed its business development commitments, its working capital requirements and acquisitions through private placement. As at December 31, 2020, the Company did not have sufficient cash to pay its trade payable and accrued liabilities which have contractual maturities within twelve months.

Foreign currency risk

Foreign currency risk is the risk that the fair value of, or future cash flows from, the Company’s financial instruments will fluctuate because of changes in foreign exchange rates. The Company functional currency is the United States dollars and major purchases are transacted in United States dollars. The Company’s foreign currency risk arises primarily with respect to the its loan is denominated in Chinese Yuan.

NOTE 15. COMMITMENTS

Royalty for Vanadium Electrolyte License

The Company has the License Agreement with Battelle Memorial Institute (“Battelle”) to produce, use and sell vanadium electrolytes developed by Pacific Northwest National Laboratory.

On October 31, 2019, the Company has signed Amendment Agreement (the “Amendment”) with Battelle to change the payment term. According to the Amendment, the Company shall pay Battelle minimum royalty on the last day of the following January for preceding calendar year.The following is a schedule of future obligations, while the Company can terminate the agreement at any time upon sixty (60) days written notice in advance.

Minimum Royalties
2021	$-
2022	$5,000
2023	$10,000
2024 and each calendar year thereafter	$20,000

F-38

NOTE 16. INCOME TAXES

The following table reconciles the income tax benefit at the U.S. Federal statutory rate to income tax benefit at the Company’s effective tax returns:

	2020	2019	2018
Net loss for the year	(1,185,052)	(159,049)	-
Statutory tax rate	21.00%	21.00%	21.00%
Expected income taxes	(248,861)	(33,400)	-
Unrecognized benefit of non-capital losses	248,861	33,400	-
Provision of income taxes	-	-	-

Significant components of deferred income tax assets are as follows:

	2020	2019	2018
Net operating losses carried forward	248,861	33,400	-
Valuation allowance	(248,861)	(33,400)	-
Net deferred tax assets	-	-	-

The Company has incurred operating losses of approximately $650,966 which, if unutilized, can be carried forward indefinitely. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the operating loss carry forwards:

Year Incurred	Losses
2019	1,185,052
2020	159,049
Total Operating Loss Carry Forward	1,344,101

NOTE 17. CHANGE IN COMPARATIVE INFORMATION

The Company’s previously audited consolidated financial statements as of December 31, 2019 and for the year then ended were presented in accordance with Internarial Financial Reporting Standards (“IFRS”). Under IFRS, the shares issued for acquisition of Smarten was valued at $0.65 per share for a fair value of $1,170,000. With the additional information obtained during the measurement period, along with the change in financial reporting standards to the US GAAP, the Company had revalued these shares at $0.03 per share, decreased the fair value by $1,116,000 to $54,000 (Note 6).

NOTE 18. SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to December 31, 2020 to the date these financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements.

On February 4, 2021, the Company has received $44,005 loan repayment from Golden Share, which include the loan of $43,028 and interest of $977.

F-39

(b) Exhibits.

3.1	Certificate of Incorporation, dated June 19, 2018.
3.2	Certificate of Amendment to Certificate of Incorporation, dated August 28, 2020.
3.3	Certificate of Amendment to Certificate of Incorporation, dated July 9, 2021.
3.4	Bylaws.
10.1	Executive Contract with Nick Zeng.
10.2	Executive Contract with Demin (Fleming) Huang.
10.3	Agreement with Golden Share Resources Corporation, dated October 15, 2018.
10.4	Acquisition Agreement with Shenzhen Smarten Technology Co. Ltd., dated November 6, 2019 (English translation from Chinese original).
10.5	Non-Exclusive Patent License Agreement with Battelle, dated September 30, 2016.
10.6	Amendment 1 to Non-Exclusive Patent License Agreement with Battelle, dated May 26, 2017.
10.7	Amendment 2 to Non-Exclusive Patent License Agreement with Battelle, dated February 8, 2018.
10.8	Amendment 3 to Non-Exclusive Patent License Agreement with Battelle, dated March 13, 2019.
10.9	Amendment 4 to Non-Exclusive Patent License Agreement with Battelle, dated October 31, 2019.
10.10	Amendment 5 to Non-Exclusive Patent License Agreement with Battelle, dated January 29, 2021.
10.11	Loan Agreement 1 with Wenkai Yu, dated January 10, 2020 (English translation from Chinese original).
10.12	Loan Agreement 2 with Zhongnian Technology, dated January 15, 2020 (English translation from Chinese original).
10.13	Loan Agreement 3 with Zhongnian Technology, dated May 6, 2020 (English translation from Chinese original).
10.14	Loan Agreement 4 with Zhongnian Technology, dated August 5, 2020 (English translation from Chinese original).
10.15	Loan Agreement 5 with Juntao Zheng, dated July 1, 2020 (English translation from Chinese original).
10.16	Loan Agreement 6 with Nick Zeng and Nan Du, dated July 1, 2020 (English translation from Chinese original).
10.17	Loan Agreement 7 with Nan Du, dated September 1, 2020 (English translation from Chinese original).
10.18	Lease Agreement for the Smarten office, dated August 1, 2021 (English translation from Chinese original).
23.1	Consent of Kreston GTA, LLP.*

*Filed herewith.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Harmony Energy Technologies Corporation

By:	/s/ Nick Zeng
Name: Nick Zeng
Title: Chief Executive Officer
Date: December 27, 2021

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